Exhibit 1.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	Chapter 11

MEDICAL WIND DOWN HOLDINGS I, INC., et al. (f/k/a MAXXIM MEDICAL GROUP, INC., et al.),	Case Nos. 03-10438 (PJW)

Debtors.	(Jointly Administered)

FIRST AMENDED CHAPTER 11 PLAN FOR MEDICAL WIND DOWN HOLDINGS I,
INC., et al. (f/k/a MAXXIM MEDICAL GROUP, INC., et al.), AS MODIFIED

Dated: May 24, 2004

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
(302) 571-6600

Attorneys for the Debtors and Debtors-in-Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	Chapter 11

MEDICAL WIND DOWN HOLDINGS I, INC., et al. (f/k/a MAXXIM MEDICAL GROUP, INC., et al.),	Case Nos. 03-10438 (PJW)

Debtors.	(Jointly Administered)

FIRST AMENDED CHAPTER 11 PLAN FOR MEDICAL WIND DOWN HOLDINGS I,
INC., et al. (f/k/a MAXXIM MEDICAL GROUP, INC., et al.), AS MODIFIED

Medical Wind Down Holdings II, Inc. (f/k/a Maxxim Medical Group, Inc.), Medical Wind Down Holdings VIII, LLC (f/k/aMaxxim Medical, LLC), Medical Wind Down Holdings III, Inc. (f/k/a Maxxim Medical, Inc. (a Delaware corporation)), Medical Wind Down Holdings I, Inc, (f/k/a Maxxim Medical, Inc, (a Texas corporation)), Fabritek La Romana Inc., Medical Wind Down Holdings VII, Inc. (f/k/a Maxxim Investment Management, Inc.), Medical Wind Down Holdings IV, Inc. (f/k/a Maxxim Operations East, Inc.), and Medical Wind Down Holdings V, Inc. (f/k/a Maxxim Operations West, Inc.), the above-captioned debtors and debtors in possession, hereby jointly propose the following Chapter 11 Plan pursuant to section 1121(a), title 11 of the United States Code:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

A.            Definitions

1.1           “510(b) or (c) Claim” means a Claim asserted against a Debtor that is subject to subordination pursuant to section 510(b) or (c) of the Bankruptcy Code.

1.2           “ACMI” means ACM1 Corporation.

1.3           “ACMI Bovie Declaratory Judgment Action” means that certain declaratory judgment action commenced by ACMI on or about December 12, 2003 in the Bankruptcy Court (Adv. 03-59648 (PJW)).

1.4           “ACMI Entities” means, collectively, ACMI and all of its Affiliates, subsidiaries, parents, successors and assigns, including, without limitation, American Cystoscope Makers, Inc. (f/k/a Circon Holdings Corp.), Cabot Export Corporation, Cabot Technology Corporation, ACMI International, Inc., ACMI S.A., ACMI Canada, Inc., ACMI GmbH, WIT IP Corporation, ACMI Japan, K.K. and WIT Holdings, Inc. each of the foregoing solely in its capacity as such.

1.5           “ACMI Fraudulent Conveyance Declaratory Judgment Action” means that certain declaratory judgment action filed by American Cystoscope Makers, Inc., (f/k/a Circon Holdings Corp.) on or about November 24, 2003 in the Bankruptcy Court (Adv. 03-59029 (PJW)).

1.6           “ACMI Settlement” means the settlement among the Committee, the Pre-Petition Lenders, the Debtors and ACMI, described in Article VII of this Plan.

1.7           “Administrative Bar Date” means the date specified pursuant to section 2.2 of this Plan, or such other date as may be or may have been fixed by order of the Bankruptcy Court, by which an Administrative Claim must be filed with the Bankruptcy Court.

1.8           “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, other than a Fee Claim, a Pre-Petition Lender Adequate Protection Claim or a DIP Claim.

1.9           “Affiliate” means “affiliate” as defined in section 101(2) of the Bankruptcy Code.

1.10         “Allowed” means when referring to a Claim, any Claim: (a) that has been allowed by a Final Order or by operation of this Plan; or (b) (i) with respect to which a proof of claim has been timely filed with the Bankruptcy Court or deemed timely filed by a Final Order, by the Bankruptcy Code, by the Bankruptcy Rules or by operation of this Plan or that has been listed in the Schedules in an amount certain and has not been listed as disputed, contingent or unliquidated; and (ii) as to which no party in interest timely has filed an objection, filed a motion to equitably subordinate, or otherwise sought to limit recovery on such Claim. An Allowed Claim shall not include interest accruing after the Petition Date on the amount of any Claim except as expressly provided herein or that otherwise has been allowed by a Final Order or by operation of this Plan.

1.11         “Available Cash” means, as of the applicable date, all Cash in possession of the Debtors on the Effective Date or the Post Effective Date Debtors thereafter (other than any Avoidance Action Recovery, the Secured Lender Settlement Amount Allocation and any amounts held in the Segregated Account), from whatever source, including the net proceeds of any asset sale, other than Cash necessary to pay or reasonably reserve for any unpaid: (i) fees and expenses of the Plan Administrator; (ii) expenses associated with administering and closing these Chapter 11 Cases, including (1) costs and expenses incurred after the Effective Date that relate directly to the liquidation of those remaining assets of the Debtors that were not sold pursuant to the Sale, and (2) costs and expenses that relate directly to winding-down the estates and closing the Chapter 11 Cases, including the costs and expenses of claims reconciliation; and (iii) distributions to holders of Allowed Administrative Claims, Fee Claims, Other Secured Claims, Priority Claims, DIP Claims, and Priority Tax Claims.

1.12         “Avoidance Action” means any avoidance or recovery action or proceeding that may be instituted by or on behalf of any Post Effective Date Debtors pursuant to chapter 5 of the Bankruptcy Code.

1.13         “Avoidance Action Party” means a party against whom an Avoidance Action Recovery is made.

1.14         “Avoidance Action Recovery” means any Cash received by the Debtors or the Post Effective Date Debtors as a result of any settlement or disposition of any Avoidance Action.

1.15         “Avoidance Action Reserve” means the portion of any Avoidance Action Recoveries held in reserve for future distributions to the holders of Allowed General Unsecured Claims to compensate them for the dilution to the future distributions to such holders pursuant to Section 4.4 of this Plan as a result of the Allowed General Unsecured Claims resulting from such Avoidance Action Recoveries, determined by the Plan Administrator in accordance with section 7.19 of this Plan.

1.16         “Bank of Nova Scotia Swap Claims” means Claims arising from either of the two interest rate swap agreements between MMG and The Bank of Nova Scotia dated November 1999 and October 2000, respectively.

1.17         “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, and as applicable to the Chapter 11 Cases.

1.18         “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court exercising competent jurisdiction over one or more of the Chapter 11 Cases or any proceeding therein.

1.19         “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United

States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, each as applicable to the Chapter 11 Cases.

1.20         “Bondholder Released Parties” means, collectively, each past, current or future holder of a Class 5 Claim or Class 6 Claim, solely in its capacity as such.

1.21         “Bovie Stock” means (i) the 3,000,000 shares of common stock of Bovie Medical Corporation, as successor to An-Con Genetics, Inc., that were originally issued to MMI Delaware in 1998 and are the subject of the ACMI Settlement and (ii) any securities or other property (other than Cash) realized in respect of such shares as a result of any merger, consolidation, business combination, reorganization, or recapitalization by Bovie Medical Corporation or its successor.

1.22         “Bovie Stock Obligation Termination” means the time when ACMI shall have both (i) paid the Plan Administrator pursuant to section 7.11(ii) of this Plan either (a) an aggregate amount of Cash equal to $3,375,000 minus any Transferred Shares Reduction Credits as of such time or (b) if the aggregate Fair Market Value of all Net Sale Proceeds realized by ACMI from all Bovie Stock Sales effected by ACMI is less than the amount described in clause (a) and ACMI shall have closed Bovie Stock Sales involving all of the Bovie Stock other than any Transferred Shares at or prior to such time, an aggregate amount of Cash equal to the aggregate Fair Market Value of all Net Sale Proceeds realized by ACMI from all Bovie Stock Sales effected by ACMI, and (ii) transferred to the Committee Representative pursuant to section 7.11(iv) of this Plan all Transferred Shares required be transferred to the Committee Representative at or prior to such time.

1.23         “Bovie Stock Sale” means any sale, transfer or other disposition, directly or indirectly, of any Bovie Stock; provided thatany merger, consolidation, corporate reorganization or recapitalization by Bovie Medical Corporation or its successor shall constitute a Bovie Stock Sale only to the extent that ACMI (or the Committee Representative in the case of a Bovie Stock Sale by the Committee Representative involving Transferred Shares) realizes Cash in respect thereof.

1.24         “Budget” means the initial budget for the Post Effective Date Debtors attached to the Plan Administration Agreement, as the same may be amended in accordance with the provisions of the Plan Administration Agreement.

1.25         “Business Day” means any day other than Saturday, Sunday or a “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.26         “Cash” means legal tender of the United States of America and cash equivalents, including but not limited to bank deposits, checks, and other similar items.

1.27         “Cash Collateral Order” means the Final Order (I) Authorizing Debtors To Utilize Cash Collateral Pursuant To 11 U.S.C. §363 And (II) Granting (A) Adequate Protection To Pre-Petition Secured Parties Pursuant To 11 U.S.C. §§ 105, 361, 362 And 363 And (B) Related Relief, Docket No. 637, as the same may be amended from time to time.

1.28         “Catch up Payments” means, with respect to each holder of an Allowed General Unsecured Claim, the difference, as of the date calculated, between (i) the distributions that would have been made to such holder if all Disputed Claims in Class 4 that have been resolved as of such calculation date had been resolved on the Effective Date in the amount for which such Disputed Claims have been resolved and (ii) the aggregate amount of the distributions previously made to such holder.

1.29         “Causes of Action” means any and all Claims, causes of action, demands, rights, actions, suits, damages, injuries, remedies, obligations, liabilities, accounts, defenses, offsets,

powers, privileges, licenses and franchises of any kind or character whatsoever, known, unknown, accrued or to accrue, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or under any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

1.30         “Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date, which are jointly administered under Case No. 03-10438 (PJW).

1.31         “Claim” means “claim” as defined in section 101(5) of the Bankruptcy Code.

1.32         “Claim Instrument” means any note, instrument, document, certificate, subordinated note, agreement, certificated security or other item, evidencing a Claim.

1.33         “Claims Estimation Order” means one or more orders (which may include the Confirmation Order) entered by the Bankruptcy Court that (i) establishes any reserves necessary to allow for distributions under this Plan and/or (ii) sets the amount of any particular Claim for final allowance purposes pursuant to sections 105 and 502(c) of the Bankruptcy Code.

1.34         “Class” means a category of Claims or Interests as provided for in Article III of this Plan.

1.35         “Class 4 Distribution” means, on the relevant distribution date, an amount of Cash equal to: the Cash in the Segregated Account minus the sum of (i) any reasonable future fees and expenses of the Committee Representative, as estimated by the Committee Representative, (ii) the amount of the Avoidance Action Reserve, (iii) the amount of the Disputed Claims Reserve and (iv) the Indenture Trustee Fees paid in accordance with sections 1.74 and 7.14 of this Plan.

1.36         “Class 4 Released Parties” means, collectively, each holder of a General Unsecured Claim that is or becomes an Allowed General Unsecured Claim together with any past, current, or future holder of such General Unsecured Claim (other than any Claim that may result from any Avoidance Action Recovery) solely in its capacity as such provided, however, that any Avoidance Action Party shall become a Class 4 Released Party upon the receipt by the Post Effective Date Debtors of the Avoidance Action Recovery that is the subject of such Avoidance Action.

1.37         “Class 4 Settlement Amount Allocation” means, at any time, an amount equal to the aggregate amount of Cash paid to the Plan Administrator by ACMI or the Committee Representative pursuant to section 7.11 of this Plan at or prior to such time minus the Secured Lender Settlement Amount Allocation at such time.

1.38         “Committee” means the Official Committee of Unsecured Creditors of the Debtors, appointed pursuant to section 1102(a) of the Bankruptcy Code on February 24, 2003, as the same may be reconstituted from time to time.

1.39         “Committee Representative” means the Entity designated pursuant to section 7.8 of this Plan to, inter alia, (i) serve as a representative of the holders of Allowed General Unsecured Claims with respect to the sale of the Transferred Shares in accordance with section 7.11 of this Plan; (ii) monitor the reconciliation of certain General Unsecured Claims in accordance with section 5.1 of this Plan; and (iii) prosecute the Sellers Claim in accordance with section 7.9 of this Plan.

1.40         “Committee Representative Agreement” means that certain agreement, and any ancillary agreements related thereto, establishing and setting forth the powers and responsibilities of the Committee Representative, which shall be in form and substance reasonably acceptable to the Debtors, the Pre-Petition Agent, the Committee and the Committee Representative and substantially in the form contained in the Plan Supplement.

1.41         “Committee Representative Fees” means the reasonable and customary fees and expenses incurred by the Committee Representative (including fees and expenses of its counsel) from and after the Effective Date in accordance with the Committee Representative Agreement.

1.42         “Common Stock Interests” means any Interest other than the Preferred Stock Interests.

1.43         “Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.44         “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code.

1.45         “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code.

1.46         “Debtors” means, collectively, MMG, Medical Wind Down Holdings VIII, LLC (f/k/a Maxxim Medical, LLC), MMI Texas, MMI Delaware, Fabritek La Romana Inc., Medical Wind Down Holdings VII, Inc. (f/k/a Maxxim Investment Management, Inc.), Medical Wind Down Holdings IV, Inc. (f/k/a Maxxim Operations East, Inc.), and Medical Wind Down Holdings V, Inc. (f/k/a Maxxim Operations West, Inc.).

1.47         “Deficiency Claim” means, with respect to a Claim that is partially secured, the amount by which the Allowed amount of such Claim exceeds the value of the property owned or held by the Debtors that collateralizes the Claim.

1.48         “DIP Agent” means JPMC, as the Administrative Agent and Collateral Agent under the DIP Facility.

1.49         “DIP Claim” means an Allowed Claim of the DIP Agent or a DIP Lender in respect of any obligations of a Debtor arising under the DIP Facility or the DIP Order, including all principal, interest, fees, expenses and other amounts payable thereon.

1.50         “DIP Facility” means that certain Revolving Credit and Guaranty Agreement, dated as of February 14, 2003 (as amended, supplemented, or otherwise modified) relating to a debtor-in-possession financing facility provided by JPMC and a syndicate of financial institutions arranged by J.P. Morgan Securities, Inc.

1.51         “DIP Lenders” means the financial institutions from time to time party to the DIP Facility as “DIP Lenders” thereunder, including any predecessors or successors in interest.

1.52         “DIP Order” means the Final Order Authorizing Debtors (A) To Obtain Post-Petition Financing Pursuant To 11 U.S.C. §§105, 361, 362, 364(c)(l), 364(c)(2), 364(c)(3) And 364(d)(l) And (B) To Utilize Cash Collateral Pursuant To 11 U.S.C. §363 And (C) Granting Adequate Protection To Pre-Petition Secured Parties Pursuant To 11 U.S.C.§§ 361,362, 363 And 364, dated as of March 19, 2003, Docket No. 134, as the same may be amended from time to time.

1.53         “Disclosure Statement” means the disclosure statement (including all exhibits and schedules annexed thereto or referred to therein) dated April 1, 2004 relating to this Plan, as the same may be altered, amended, supplemented or modified from time to time, filed by the Debtors and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.54         “Disclosure Statement Hearing” means the hearing held by the Bankruptcy Court to consider the adequacy of the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

1.55         “Disputed Claim” means any Claim that is not an Allowed Claim as of the relevant date.

1.56         “Disputed Claims Reserve” means the Cash to be held in reserve, from and after the Effective Date, by the Plan Administrator, for the benefit of the holders of Disputed Claims, in an amount equal to the distributions or allocations that would have been made to the holders of such Disputed Claims if the Face Amount of each such Disputed Claim were the Allowed amount thereof.

1.57         “Effective Date” means the first Business Day on which all conditions to effectiveness of this Plan set forth in section 11.2 of this Plan have been satisfied or waived in accordance with section 11.3 of this Plan.

1.58         “Entity” means “entity” as defined in section 101(15) of the Bankruptcy Code.

1.59         “Escrow Agreement” means the Escrow Agreement governing the “Escrow Account” established pursuant to the Sales Stipulation.

1.60         “Existing Agreements” means the Pre-Petition Credit Agreement, the Security Agreement, the pledge agreement, mortgages and all other “Security Documents” (as defined in the Pre-Petition Credit Agreement), and all other documentation executed in connection therewith, as such documents may have been amended, supplemented or otherwise modified from time to time.

1.61         “Face Amount” means, with respect to any Disputed Claim, (i) if a Claims Estimation Order has been entered by the Bankruptcy Court with respect to such Claim, the amount designated as such in the Claims Estimation Order and (ii) if no Claims Estimation Order has been entered with respect to such Claim, the greater of the following: (1) if such Claim is listed in the Schedules and a proof of claim with respect thereto has not been filed with the Bankruptcy Court, the amount of such Claim that is listed in the Schedules, and (2) if a proof of claim with respect to such Claim has been filed with the Bankruptcy Court, the maximum liquidated amount the Plan Administrator determines is asserted in such proof of claim or otherwise could be Allowed.

1.62         “Fair Market Value” means, for any calculation date (as specified below), (i) in the case of Cash, the amount of such Cash; (ii) in the case of any Marketable Security, the average of the daily closing prices for such Marketable Security weighted by the daily trading volume for such Marketable Security for each of the twenty trading days before such date (or, if no closing price on any such trading day is reported, the last reported sale price on such trading day); (iii) in the case of any property other than Cash or Marketable Securities, the fair market value of such property on such date, which shall be agreed upon in good faith by ACMI and the Committee Representative within 10 Business Days after the calculation date (or, if no such agreement is reached by such date, the fair market value thereof on such date as determined by the Bankruptcy Court). The calculation date for purposes of determining the Fair Market Value of any Transferred Shares shall be the Transfer Date for such Transferred Shares. The calculation date for purposes of determining the Fair Market Value of any Net Sale Proceeds shall be the closing date of the Bovie Stock Sale in which such Net Sale Proceeds are realized.

1.63         “Fee Claim” means any Claim of either (i) a professional person retained pursuant to sections 327 or 1103 of the Bankruptcy Code for compensation, indemnification or reimbursement of costs and expenses relating to services performed on and after the Petition

Date through and including the Effective Date or (ii) any member of the Committee for actual, necessary and reasonable expenses incurred on or after the Petition Date through and including the Effective Date and reimbursable pursuant to section 503(b) of the Bankruptcy Code.

1.64         “Final Distribution” means the distribution to be made by the Plan Administrator after the Bovie Stock Obligation Termination has occurred and all of the Post Effective Date Debtors’ assets have been reduced to Cash, abandoned or otherwise disposed of and all Disputed Claims have been resolved.

1.65         “Final Distribution Date” means the date upon which the Final Distribution occurs.

1.66         “Final Order” means an order, ruling or judgment of the Bankruptcy Court (i) that has not been reversed, modified or amended, and is not stayed, (ii) as to which the time to appeal from or to seek review or rehearing or petition for certiorari has expired; and (iii) that is no longer subject to review, reversal, modification or amendment; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules, may be filed relating to such order or judgment shall not cause such order, ruling or judgment not to be a “Final Order.”

1.67         “Fox Paine Entities” means, collectively, each of the ACMI Entities, Fox Paine & Company LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Medic New Equity Corp, Maxxim Coinvestment Fund I, LLC, Maxxim Coinvestment Fund II, LLC, Maxxim Coinvestment Fund III, LLC, Maxxim Coinvestment Fund IV, LLC, Maxxim Coinvestment Fund V, LLC, FP Annex Fund, LLC, Fox Paine Capital, LLC, Fox Paine Capital Management, LLC, Circon Coinvestment Fund I LLC, Circon Coinvestment Fund II LLC, Circon Coinvestment Fund III LLC, Circon Coinvestment Fund IV LLC, Circon Coinvestment

Fund V LLC, Circon Coinvestment Fund VI LLC, Circon Coinvestment Fund VII LLC and all of the Affiliates, subsidiaries, parents, successors and assigns of each, each of the foregoing solely in its capacity as such.

1.68         “Fox Paine Released Parties” means, collectively, the following Entities (each solely in its capacity as such): each Fox Paine Entity and each officer, director, manager, partner, equityholder, control person, agent, member, employee, auditor, attorney and advisor of each of the foregoing (whether current or former), irrespective of whether such Entity was serving in such capacity as of the Petition Date.

1.69         “General Unsecured Claim” means any Claim asserted against a Debtor, other than an Administrative Claim, a Fee Claim, a DIP Claim, a Priority Tax Claim, a Priority Claim, a Secured Lender Claim, an Other Secured Claim, a Senior Discount Note Claim, a Senior Subordinated Discount Note Claim, a Pre-Petition Lender Adequate Protection Claim, a 510(b) or (c) Claim, or an Interdebtor Claim.

1.70         “Global Released Parties” means, collectively, each of the Debtors, the Post Effective Date Debtors, the Debtors’ estates, the Bondholder Released Parties, the Class 4 Released Parties, the Fox Paine Released Parties and the Released Chapter 11 Parties.

1.71         “Guaranteed Payment” has the meaning set forth in the Sales Stipulation.

1.72         “Impaired” means, with respect to any Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.73         “Indenture Trustee” means (i) (1) The Bank of New York as indenture trustee pursuant to the Senior Subordinated Discount Notes Indenture, and (2) HSBC Bank USA, as successor indenture trustee to The Bank of New York pursuant to the Senior Subordinated Discount Notes Indenture; (ii) the Wilmington Trust Company as indenture trustee pursuant to the Senior Discount Notes Indenture; and/or (iii) any other successor indenture trustees under either such indenture.

1.74         “Indenture Trustee Fees” means the fees and expenses incurred by the Indenture Trustee (including fees and expenses of its counsel).

1.75         “Interdebtor Claim” means any Claim held by a Debtor against another Debtor.

1.76         “Interest” means any ownership interest or right to acquire any ownership interest in the Debtors or any other equity security (as defined in the Bankruptcy Code) in any of the Debtors.

1.77         “JPMC” means JPMorgan Chase Bank.

1.78         “Marketable Security” means any security then listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange or traded on the NASDAQ National Market System.

1.79         “MMG” means Medical Wind Down Holdings II, Inc. (f/k/a Maxxim Medical Group, Inc.), a Delaware corporation.

1.80         “MMI Delaware” means Medical Wind Down Holdings III, Inc. (f/k/a Maxxim Medical, Inc.), a Delaware corporation.

1.81         “MMI Texas” means Medical Wind Down Holdings I, Inc. (f/k/a Maxxim Medical, Inc.), a Texas corporation.

1.82         “Monitoring Committee” means a committee comprised of five (5) Entities selected by the Pre-Petition Agent to serve as representatives of the holders of Secured Lender Claims pursuant to the Plan Administration Agreement, as the same may be reconstituted from time to time.

1.83         “Net Sale Proceeds” means all proceeds realized from any Bovie Stock Sale by ACMI, net of (i) all reasonable out-of-pocket costs and expenses incurred by ACMI in connection with such Bovie Stock Sale and (ii) in the case of any Bovie Stock Sale involving Transferred Shares prior to January 3, 2005, all reasonable out-of-pocket costs and expenses incurred by the Committee Representative in connection with such Bovie Stock Sale.

1.84         “Non Cash Proceeds” means any proceeds, other than Cash, realized from any Bovie Stock Sale.

1.85         “Other Secured Claim” means a Secured Claim asserted against a Debtor, other than a DIP Claim, a Secured Lender Claim, a Pre-Petition Lender Adequate Protection Claim or any Interdebtor Claim.

1.86         “Percentage Payment” has the meaning set forth in the Sales Stipulation.

1.87         “Petition Date” means February 11, 2003.

1.88         “Plan” means this chapter 11 plan for Medical Wind Down Holdings I, Inc., et al. (f/k/a Maxxim Medical Group, Inc., et al.) (including all exhibits and schedules annexed hereto), as the same may be altered, amended, supplemented or modified from time to time.

1.89         “Plan Administration Agreement” means the agreement governing, among other things, the retention and duties of the Plan Administrator, as described in section 7.2 of this Plan, which shall be in form and substance reasonably acceptable to the Debtors, the Pre-Petition Agent, the Committee and the Plan Administrator and substantially in the form contained in the Plan Supplement.

1.90         “Plan Administrator” means JG Solutions LLC, a Florida limited liability company, or any Entity designated as such in accordance with the Plan Administration Agreement.

1.91         “Plan Supplement” means the supplemental appendix to this Plan, filed with the Bankruptcy Court at least five (5) Business Days prior to the Confirmation Hearing (or such other date consented to by the Pre-Petition Agent and the Committee) that will contain, among other things, the Plan Administration Agreement, notice of the selection by the Committee of the Committee Representative, the Committee Representative Agreement and the Retained Causes of Action Schedule.

1.92         “Post Effective Date Debtors” means the Debtors and/or their estates from and after the Effective Date.

1.93         “Preferred Stock Interests” means any interest in preferred stock issued by MMI Texas.

1.94         “Pre-Petition Agent” means JPMC, as administrative agent and collateral agent pursuant to the Pre-Petition Credit Agreement.

1.95         “Pre-Petition Credit Agreement” means that certain Credit Agreement dated as of November 12,1999 (as heretofore amended, supplemented or otherwise modified) among MMI Texas, MMG as borrower, the lenders listed therein and the Pre-Petition Agent.

1.96         “Pre-Petition Lender Adequate Protection Claim” means any Claim of a Pre-Petition Secured Party for adequate protection pursuant to the provisions of the DIP Order or the Cash Collateral Order, as the case may be.

1.97         “Pre-Petition Lenders” means the lenders under the Pre-Petition Credit Agreement in their capacity as such.

1.98         “Pre-Petition Secured Parties” means the Pre-Petition Lenders and the other “Secured Parties” under or in connection with the Pre-Petition Credit Agreement.

1.99         “Priority Claim” means any Claim asserted against a Debtor, to the extent entitled to priority in payment pursuant to sections 507(a)(3), (4), (5), (6) or (7) of the Bankruptcy Code, other than an Interdebtor Claim.

1.100       “Priority Tax Claim” means any unsecured Claim asserted against a Debtor, to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

1.101       “Pro Rata” means, as of the relevant date and, with respect to (i) an Allowed Claim in Class 4, the same proportion that such Allowed Claim bears to (1) the aggregate amount of all Allowed Claims in Class 4, plus (2) the aggregate Face Amount of all Disputed Claims in such Class (except to the extent that such Claims have been expunged, reclassified to another Class or otherwise disallowed); and (ii) an Allowed Claim in Class 2, an amount determined by the Pre-Petition Agent in a manner such that all distributions on behalf of Allowed Secured Lender Claims are shared ratably by the Pre-Petition Secured Parties in accordance with the aggregate principal amounts of their respective loans and letter of credit reimbursement obligations outstanding under the Pre-Petition Credit Agreement and obligations under the Bank of Nova Scotia Swap Agreements.

1.102       “Registration Rights Agreement” means the agreement between An-Con Genetics, Inc. (k/n/a Bovie Medical Corporation) and MMI Delaware, dated as of May 8, 1998, granting MMI Delaware registration rights for the Bovie Stock.

1.103       “Released Chapter 11 Parties” means the following Entities (each solely in its respective capacity as such): each of the Debtors’ current and former officers, directors, managers, agents and advisors (with the exception of Mark Sellers), the Pre-Petition Secured Parties (together with any past, current or future holder of a Class 2 Claim), the Pre-Petition Agent, the DIP Lenders, the DIP Agent, the Committee, the Indenture Trustees, the Plan

Administrator, the Monitoring Committee, the Committee Representative and each officer, director, manager, partner, equity holder, control person, agent, member, employee, auditor, attorney and advisor of each of the foregoing irrespective of whether such Entity was serving in such capacity as of the Petition Date.

1.104       “Representative” shall have the meaning set forth in the Plan Administration Agreement.

1.105       “Retained Causes of Action Schedule” means Schedule I annexed hereto.

1.106       “Sale” means the sale of substantially all of the Debtors’ assets to MaxMed Acquisition LLC, Medline Industries, Inc., and Argon Medical Devices, Inc. pursuant to and in accordance with the Sales Order.

1.107       “Sales Order” means the order of the Bankruptcy Court (A) Approving The Sale Of The Purchased Assets To MaxMed Acquisition, LLC Or Such Other Successful Bidder Free And Clear Of All Liens, Claims, Interests And Encumbrances; (B) Approving And Authorizing The Assumption And Assignment Of The Assigned Contracts; And (C) Granting Related Relief, Docket No. 579.

1.108       “Sales Proceeds Payment” means the greater of the Guaranteed Payment and the Percentage Payment, together with any interest to the extent provided in the Escrow Agreement.

1.109       “Sales Stipulation” means that certain Stipulation among Official Committee of Unsecured Creditors and the Pre-Petition and Post-Petition Lenders, Regarding Sale of Substantially All Assets of Debtors Pursuant to section 363 or Chapter 11 Plan.

1.110       “Schedules” means the schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court in accordance with section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as amended from time to time.

1.111       “Secured Claim” means any Claim, or portion thereof, against the Debtors to the extent such Claim is secured within the meaning of section 506(a) of the Bankruptcy Code.

1.112       “Secured Lender Claims” means any and all Secured Claims under the Existing Agreements and the Bank of Nova Scotia Swap Claims.

1.113       “Secured Lender Deficiency Claims” means any and all Claims under the Existing Agreements and the Bank of Nova Scotia Swap Claims, as of the Petition Date in each case to the extent constituting Deficiency Claims.

1.114       “Secured Lender Settlement Amount Allocation” means, at any time, the lesser of (i) $375,000 and (ii) 11.1111% of the aggregate amount of Cash paid to the Plan Administrator by ACMI or the Committee Representative pursuant to section 7.11 of this Plan at or prior to such time.

1.115       “Security Agreement” means, that certain Security Agreement dated as of November 12, 1999 among MMG, MMI Delaware, certain subsidiaries of MMG and JPMC as collateral agent for the Pre-Petition Secured Parties (as heretofore amended, supplemented or otherwise modified).

1.116       “Segregated Account” means the account into which the Sales Proceeds Payment, the Class 4 Settlement Amount Allocation and any net Cash proceeds realized from the prosecution of the Sellers Claim shall be deposited and from which the distributions to holders of Allowed General Unsecured Claims, the Committee Representative Fees and the Indenture Trustee Fees shall be paid, which account shall be in form acceptable to the Committee Representative.

1.117       “Sellers Claim” has the meaning set forth in the Sales Stipulation.

1.118       “Senior Discount Note Claim” means a Claim asserted against a Debtor for an amount due under or in connection with the Senior Discount Notes, other than a 510(b) or (c) Claim.

1.119       “Senior Discount Notes” means the Senior Discount Notes due 2010, issued by MMI Texas in the original amount of $71,100,000 under the Senior Discount Notes Indenture.

1.120       “Senior Discount Notes Indenture” means that certain Indenture dated as of November 12, 1999 among MMI Texas, as issuer, and Wilmington Trust Company, as trustee.

1.121       “Senior Subordinated Discount Notes” means the Senior Subordinated Discount Notes due 2009, issued by MMG in the original amount of $116,800,000 under the Senior Subordinated Discount Notes Indenture.

1.122       “Senior Subordinated Discount Note Claim” means a Claim asserted against a Debtor for an amount due under or in connection with the Senior Subordinated Discount Notes, other than a 510(b) or (c) Claim.

1.123       “Senior Subordinated Discount Notes Indenture” means that certain Indenture, dated as of November 12, 1999, among MMG, as issuer, MMI Texas, MMI Delaware, Fabritek La Romana, Inc., and Maxxim Investment Management, Inc., as guarantors, and The Bank of New York, as trustee.

1.124       “Transfer Date” means the first Business Day of each of the fifteen months in the period commencing on September 1, 2004, and ending on November 30, 2005.

1.125       “Transferred Shares” means, for each Transfer Date, the lesser of (i) the shares of Bovie Stock (if any) that have not been sold by ACMI in a Bovie Stock Sale as of such Transfer Date; (ii) shares of Bovie Stock, not previously sold by ACMI in a Bovie Stock Sale, having a Fair Market Value as of such Transfer Date equal to (1) $100,000,00 for each Transfer Date beginning on September 1, 2004 and ending prior to July 1, 2005, or (2) $200,000.00 for each Transfer Date beginning on July 1, 2005 and ending on November 30, 2005 and (iii) shares of Bovie Stock, not previously sold by ACMI in a Bovie Stock Sale, having a Fair Market Value as of such Transfer Date equal to the amount by which the aggregate Cash paid by ACMI to the Plan Administrator pursuant to section 7.11(ii) of this Plan is less than $3,375,000 minus the Transferred Shares Reduction Credits immediately prior to such Transfer Date.

1.126       “Transferred Shares Reduction Credits” means the aggregate Fair Market Value as of each Transfer Date of the shares of Bovie Stock transferred by ACMI to the Committee Representative pursuant to section 7.11(iv) of this Plan on each Transfer Date (excluding any shares of Bovie Stock that are transferred from ACMI to the Committee Representative and subsequently sold by ACMI pursuant to section 7.11(iv) of this Plan).

B.            Interpretation

Interpretation; Application of Definitions and Rules of Construction. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar inference refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan unless otherwise specified herein. Except for the rule contained in section 102(5) of the Bankruptcy Code, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to this Plan. To the extent there is an inconsistency between any of the provisions of this Plan and any of the provisions in any of the documents in the Plan Supplement or any documents that are executed and delivered in connection with the Effective Date, the provisions of this Plan shall govern. The headings in this Plan are only for convenience of reference and shall not limit or otherwise affect the provisions of this Plan.

ARTICLE II

UNIMPAIRED AND UNCLASSIFIED CLAIMS

2.1           Administrative Claims. Administrative Claims are not classified under this Plan. Each holder of an Allowed Administrative Claim shall receive payment in full in Cash of such Allowed Administrative Claim (or on such other terms as may be agreed to by the holder of such Administrative Claim) on the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date on which such Administrative Claim becomes an Allowed Administrative Claim. Notwithstanding the foregoing, Administrative Claims (i) arising in the ordinary course of business of the Debtors may be paid by the Debtors or the Post Effective Date Debtors consistent with past practices, and (ii) of the United States Trustee for fees pursuant to 28 U.S.C. § 1930(a)(6), may be paid by the Debtors or the Post Effective Date Debtors in accordance with the applicable schedule for payment of such fees.

2.2           Administrative Claim Bar Date. REQUESTS FOR PAYMENT OF ADMINISTRATIVE CLAIMS THAT HAVE ARISEN OR WILL ARISE IN THE PERIOD FROM MARCH 1, 2004 THROUGH THE EFFECTIVE DATE, INCLUSIVE, MUST BE FILED AND SERVED PURSUANT TO THE PROCEDURES SET FORTH IN THE CONFIRMATION ORDER AND/OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN FORTY-FIVE (45) DAYS AFTER THE EFFECTIVE DATE (unless an earlier date is set by the Bankruptcy Court). Notwithstanding anything to the contrary in this Plan, no Administrative Claim request need be filed pursuant to this section 2.2 for the allowance of any: (i) DIP Claims; (ii) Fee Claims; (iii) Pre-Petition Lender Adequate Protection Claims; (iv) any Claim of an employee of a Debtor for payments under the Debtors’ winddown retention and incentive plan, which was approved by order of the Bankruptcy Court, dated January 30,

2004; (v) any Administrative Claim that has been allowed by order of the Bankruptcy Court or proof of which already has been filed with the Bankruptcy Court in accordance with the Bankruptcy Code, Bankruptcy Rules and rules and orders of the Bankruptcy Court; or (vi) fees of the United States Trustee arising under 28 U.S.C. § 1930. Any Entity that is required to but fails or has failed to file an Administrative Claim request on or before the applicable Administrative Bar Date shall be forever barred from asserting such Administrative Claim against the Debtors, the Post Effective Date Debtors, the Plan Administrator or any of their respective property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Claim.

2.3           Professional Fees and Expenses. Fee Claims are not classified under this Plan. Each holder of a Fee Claim shall receive payment in full in Cash of such Fee Claim, as approved by the Bankruptcy Court (or on such other terms as may be agreed to by the holder of such Fee Claim) on the later of the Effective Date and the first Business Day after the date that is five (5) Business Days after the date on which such Fee Claim is approved by the Bankruptcy Court. Any and all parties requesting allowance and/or payment of a Fee Claim for any period ending on or before the Effective Date must file and serve final applications therefor no later than forty-five (45) days after the Effective Date.

2.4           Priority Tax Claims. Priority Tax Claims are not classified under this Plan. Each holder of an Allowed Priority Tax Claim shall receive payment in full in Cash of such Allowed Priority Tax Claim (or on such other terms as may be agreed to by the holder of such Priority Tax Claim) on the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim; provided, however, that the Debtors shall have the option, exercisable upon written notice to the relevant Priority Tax Claim holder sent prior to the Effective Date, to pay any Allowed Priority Tax Claim over a period not longer than six (6) years from the date of assessment of the applicable tax, with interest on the unpaid portion payable annually in arrears at the rate of interest ordered by the Bankruptcy Court (or agreed to by the holder of such Priority Tax Claim and the Debtors or the Plan Administrator).

2.5           DIP Claims. DIP Claims are not classified under this Plan. To the extent not otherwise paid pursuant to the Sales Order, the DIP Order or the Cash Collateral Order, DIP Claims shall be paid in full in Cash (or on such other terms as may be agreed to by the holder of such DIP Claim) on the Effective Date; provided, however, that any DIP Claims that do not arise until after the Effective Date shall be paid in full in Cash by the Post Effective Date Debtors in accordance with the terms and conditions of the DIP Facility.

2.6           Pre-Petition Lender Adequate Protection Claims. Pre-Petition Lender Adequate Protection Claims are not classified under this Plan. Pre-Petition Lender Adequate Protection Claims shall receive no distributions under this Plan.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1           The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are (i) impaired or unimpaired by this Plan, (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Claims	Impaired	Yes
Class 2	Secured Lender Claims	Impaired	Yes
Class 3	Other Secured Claims	Impaired	Yes
Class 4	General Unsecured Claims	Impaired	Yes
Class 5	Senior Subordinated Discount Note Claims	Impaired	Yes
Class 6	Senior Discount Note Claims	Impaired	Yes
Class 7	Preferred Stock Interests	Impaired	Yes
Class 8	510(b) or (c) Claims	Impaired	No (deemed to reject)
Class 9	Interdebtor Claims	Impaired	No (deemed to reject)
Class 10	Common Stock Interests	Impaired	No (deemed to reject)

3.2           Elimination of Classes for Voting Purposes. Any Class of Claims as to which no vote is cast shall be deemed deleted from this Plan for purpose of voting on acceptance or rejection of this Plan by any such Class under section 1129(a)(8) of the Bankruptcy Code.

3.3           Subclasses for Class 3. For convenience of identification, this Plan designates the Claims in Class 3 as a single Class. This Class consists of separate subclasses, each based on underlying pre-petition security, and each subclass is treated herein as a Class 3 Claim for tabulation and distribution purposes.

ARTICLE IV

TREATMENT OF CLASSES OF CLAIMS OR INTERESTS

4.1           Class 1 - Priority Claims. Each holder of an Allowed Priority Claim shall receive payment in full in Cash of such Allowed Priority Claim (or on such other terms as may be agreed to by the holder of such Allowed Priority Claim) on the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date on which such Priority Claim becomes an Allowed Priority Claim.

4.2           Class 2-Secured Lender Claims.

(i)            Allowance. The Secured Lender Claims shall be allowed in the aggregate principal amount of $164,029,965.45.

(ii)           Treatment.

(1)           On the Effective Date, each holder of an Allowed Secured Lender Claim shall receive a Pro Rata share of Available Cash on such date, without setoff, recoupment or counterclaim of any kind. Thereafter, on the last Business Day of each March, June, September and December (or such other date agreed to by the Plan Administrator and the Pre-Petition Agent), the Plan Administrator shall distribute to each holder of an Allowed Secured Lender Claim a Pro Rata share of any Available Cash remaining on such date, without setoff, recoupment or counterclaim of any kind.

(2)           The rights of the holders of Secured Lender Deficiency Claims to receive distributions in respect thereof and any contractual subordination rights with respect thereto shall be deemed waived and released.

(3)           From and after the Effective Date, the Post Effective Date Debtors shall continue to pay all fees and expenses payable to the Pre-Petition Agent under the Existing Agreements (whether accrued prior to or after the Effective Date), including the reasonable fees and disbursements of counsel, financial and other consultants for the Pre-Petition Agent.

(4)           Each holder of an Allowed Secured Lender Claim shall receive a Pro Rata share of the Secured Lender Settlement Amount Allocation. Such Pro Rata share is to be distributed within one (1) Business Day after the Plan Administrator receives any Cash payments pursuant to section 7.11 of this Plan, to the extent that the full amount of the Secured Lender Settlement Amount Allocation shall not have been distributed to the holders of Allowed Secured Lender Claims prior thereto.

(5)           Each holder of an Allowed Secured Lender Claim shall receive a Pro Rata share of the amount by which each Avoidance Action Recovery exceeds the sum of (i) the amount thereof required to be distributed to holders of Allowed General Unsecured Claims pursuant to section 4.4(ii) of this Plan and (ii) the amount required to establish or maintain the Avoidance Action Reserve with respect to such Avoidance Action Recovery, Distributions from Avoidance Action Recoveries to the holders of Allowed Secured Lender Claims shall be made promptly upon realization of such Avoidance Action Recoveries, subject to the Avoidance Action Reserve provided for in section 7.19 of this Plan.

(6)           Each holder of an Allowed Secured Lender Claim shall receive releases as set forth in sections 7.12, 9.4 and 9.5 of this Plan.

(iii)          Liens. Except as may be agreed to by the Pre-Petition Agent, the liens of the Pre-Petition Secured Parties on the assets of the Debtors or the Post Effective Date Debtors, as the case may be, shall not be released until such assets are sold, abandoned or disposed of in accordance with the Plan Administration Agreement (expect with respect to the Bovie Stock which liens shall be released pursuant to section 7.11(i) of this Plan).

4.3           Class 3 - Other Secured Claims. Each holder of an Allowed Other Secured Claim shall receive payment in full in Cash of such Allowed Other Secured Claim (or on such other terms as may be agreed to by the holder of such Allowed Other Secured Claim) on the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, and the liens securing such Allowed Other Secured Claim shall be deemed released as of the Effective Date.

4.4           Class 4 - General Unsecured Claims.

(i)            Each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed General Unsecured Claim, (a) such holder’s Pro Rata share of (x) the Class 4 Distribution and (y) the Avoidance Action Recoveries as described in subsection (ii) below or section 7.19 of this Plan and (b) releases as set forth in sections 7.12, 9.4 and 9.5 of this Plan. Subject to sections 5.2, 7.19 and 8.9 hereof, distributions on account of Allowed General Unsecured Claims shall be made on the Effective Date and thereafter on the last Business Day of March, June, September and December (or such other date(s) agreed to by the Plan Administrator and the Committee Representative).

(ii)           If any Allowed General Unsecured Claim arises after the Effective Date as a consequence of an Avoidance Action Recovery against the holder of such Claim (i.e., to the extent the settlement is not a net settlement of the Avoidance Action), a portion of the Avoidance Action Recovery realized from such holder shall be distributed to such holder such that, after giving effect to such distribution, the percentage recovered by such holder on its Allowed General Unsecured Claim shall be the same as the percentage recovered by all other holders of Allowed General Unsecured Claims from distributions by the Post Effective Date Debtors up to such time, Thereafter, such holder shall receive a Pro Rata share of the Class 4 Distribution along with other holders of Allowed General Unsecured Claims.

4.5           Class 5 - Senior Subordinated Discount Note Claims.

(i)            Allowance. Senior Subordinated Discount Note Claims shall be Allowed in the aggregate amount of $123,245,478.50.

(ii)           Treatment. Each holder of an Allowed Senior Subordinated Discount Note Claim shall receive in full satisfaction, settlement, and release of and in exchange for such Allowed Senior Subordinated Discount Note Claim, releases as set forth in sections 7.12, 9.4 and 9.5 of this Plan.

4.6           Class 6 - Senior Discount Note Claims.

(i)            Allowance. Senior Discount Note Claims shall be Allowed in the aggregate amount of $75,159,419.

(ii)           Treatment. Each holder of an Allowed Senior Discount Note Claims shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Senior Discount Note Claim, releases as set forth in sections 7.12, 9.4 and 9.5 of this Plan.

4.7           Class 7 –Preferred Stock Interests. Each holder of an Allowed Preferred Stock Interest shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Preferred Stock Interest, releases as set forth in sections 7.12, 9.4 and 9.5 of this Plan.

4.8           Class 8 – 510(b) or (c) Claims. No distributions on account of a 510(b) or (c) Claim shall be made under this Plan.

4.9           Class 9 – Interdebtor Claims. No distributions on account of Interdebtor Claims shall be made under this Plan and such Interdebtor Claims shall be extinguished.

4.10         Class 10 – Common Stock Interests. No distributions on account of Common Stock Interests shall be made under this Plan and all Common Stock Interests shall be deemed cancelled as of the Effective Date.

ARTICLE V

PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

5.1           Prosecution of Disputed Claims. On and after the Effective Date, only the Plan Administrator shall have the right to object to Claims that are not Allowed as of the Effective Date, including any Claim (i) not listed in the Schedules, (ii) listed in the Schedules as disputed, contingent or unliquidated in amount, or (iii) listed in the Schedules at a different amount than asserted in the proof of claim relating thereto; provided, however, that the Plan Administrator shall not dispute, reconcile, allow or settle any General Unsecured Claim the asserted amount of which exceeds $50,000 without the consent of the Committee Representative, which consent shall not be withheld unreasonably. Subject to further extension by the Bankruptcy Court, the Plan Administrator shall file objections to the allowance of Claims on or before ninety (90) days after the Effective Date (or such later deadline as the Bankruptcy Court may establish). The Debtors or the Plan Administrator may (with the approval of the Committee Representative, if required hereunder), at any time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to sections 105 and/or 502(c) of the Bankruptcy Code, regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any such Disputed Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount shall constitute either the amount of such Claim or a maximum limitation on the amount of such Claim, as determined by the Bankruptcy Court, to the extent permissible under the Bankruptcy Code. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Plan Administrator (with the approval of the Committee Representative, if required hereunder) may elect to pursue any supplemental proceedings to object to any ultimate payment or distribution on such Claim.

5.2           Distribution on Disputed Claims. No partial payments and no partial distributions shall be made with respect to a Disputed Claim until such Disputed Claim becomes an Allowed Claim. In the event, and to the extent, a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Allowed Claim shall receive all payments and/or distributions to which such holder is then entitled under this Plan, including Catch-up Payments, if any, on the first Business Day after the date that is thirty (30) calendar days after the date on which such Claim becomes an Allowed Claim or as may otherwise be ordered by the Bankruptcy Court. The Plan Administrator shall maintain a Disputed Claims Reserve for all Disputed Claims in Class 1, 2, 3 or 4.

5.3           Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Post Effective Date Debtors or their agents, unless the Debtors or the Plan Administrator, as applicable, have been notified in writing of a change of address, including by the filing of a proof of claim or Administrative Claim request that contains an address for a holder of a Claim different from the address for such holder reflected on any Schedule; provided that any distribution to the Pre-Petition Secured Parties shall be made to the Pre-Petition Agent on behalf of such Pre-Petition Secured Parties and the Pre-Petition Agent shall further distribute such distributions to the Pre-Petition Secured Parties of record entitled to receive such distribution pursuant to this Plan as noted in the records of the Pre-Petition Agent at the time of such distribution.

ARTICLE VI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1           Rejection.

(i)            Leases and Contracts to be Rejected.  On the Confirmation Date, but subject to the occurrence of the Effective Date and except as otherwise provided in the Confirmation Order, the Debtors, pursuant to section 365 of the Bankruptcy Code, shall reject all of their executory contracts and unexpired leases except the Registration Rights Agreement and those that: (i) are the subject of motions to assume or reject pending on the Confirmation Date; or (ii) were assumed or rejected before the Confirmation Date; provided, however, that the Debtors shall not be required to assume or reject any executory contract or unexpired lease with any party (other than another Debtor) that is a debtor under the Bankruptcy Code unless and until such contract or lease has been assumed or rejected by such other party.

(ii)           Effect of Post-Confirmation Rejection. The entry by the Bankruptcy Court on or after the Confirmation Date of an order authorizing the rejection of an executory contract or unexpired lease shall result in such rejection being a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code.

(iii)          Deadline to File Rejection Damage Claims. Each Entity who is a party to a contract or lease rejected under this Plan must file with the Bankruptcy Court and serve on the Plan Administrator, not later than thirty (30) days after the Effective Date, a proof of claim for damages alleged to arise from the rejection of the applicable contract or lease or be forever barred from filing or otherwise asserting any Claim, or sharing in any distributions under this Plan, related to such alleged rejection damages.

6.2           Registration Rights Agreement

(i)            Prior to the Effective Date, ACMI shall have the right to elect to have the Registration Rights Agreement assumed and assigned to ACMI on the Effective Date without any additional cost to the Debtors. The election must be in writing and delivered to the Debtors by ACMI no later than three Business Days prior to the Confirmation Hearing. If the Registration Rights Agreement is assigned to ACMI, ACMI shall be deemed a party to the Registration Rights Agreement and shall have all of the rights and privileges thereunder.

ARTICLE VII

MEANS OF IMPLEMENTATION OF THIS PLAN

A.            Plan Administrator

7.1           Transfer of Powers.

(i)            Directors and Officers. On the Effective Date, the authority, power and incumbency of the persons then acting as directors, officers or managers of the Debtors shall be terminated and such directors, officers and managers shall be deemed to have resigned.

(ii)           Succession by Plan Administrator. On the Effective Date, the Plan Administrator shall be deemed appointed and shall succeed to such powers as would have been applicable to the Debtors’ officers, directors, shareholders, members and managers. All property of the Post Effective Date Debtors not distributed to the holders of Allowed Claims on the Effective Date, including any moneys held in escrow or separate segregated accounts during the pendency of the Chapter 11 Cases (other than amounts held in the Segregated Account), shall be managed by the Plan Administrator and shall be held in the name of the Post Effective Date Debtors free and clear of all Claims against and Interests in the Debtors, other than the liens of the Pre-Petition Secured Parties. To the extent necessary or appropriate, the Plan Administrator shall be deemed to be a judicial substitute for each of the Debtors as the party-in-interest in these Chapter 11 Cases, under this Plan or in any judicial proceeding or appeal to which a Debtor is a party, consistent with section 1123(b)(3)(B) of the Bankruptcy Code and section 303 of Delaware General Corporation Law.

7.2           Compensation and Duties. The terms of the Plan Administrator’s employment, including the Plan Administrator’s duties and compensation, to the extent not set forth in this Plan, shall be set forth in the Plan Administration Agreement. Such agreement shall provide that the Plan Administrator shall not, and shall not permit the Representative to, allow the aggregate amount of the Post Effective Date Debtors’ Cash disbursements during any fiscal month, beginning with the first fiscal month ending after the Effective Date, to exceed 110% of the aggregate amount of Cash disbursements projected in the Budget (except to the extent such excess disbursement results from an order of the Bankruptcy Court). The Plan Administrator shall act for the Post Effective Date Debtors in a fiduciary capacity, as applicable to a board of directors or manager, subject to the provisions hereof and the Plan Administration Agreement. The duties and powers of the Plan Administrator shall include the following, in all cases without further approval of the Bankruptcy Court, but subject to the consent of the Monitoring Committee when required by the Plan Administration Agreement, and otherwise consistent with and subject to the terms and conditions of this Plan and the Plan Administration Agreement;

(i)            To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director, manager, member or shareholder of the Post Effective Date Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors, managers, members and shareholders;

(ii)           To maintain accounts, make distributions and take other actions consistent with the Budget and this Plan and the implementation hereof, including the establishment, evaluation, adjustment and maintenance of a Disputed Claims Reserve and reasonable reserves for the payment of unpaid Administrative Claims, Fee Claims, Priority Tax Claims, General Unsecured Claims any other unpaid liabilities or obligations of the Post Effective Date Debtors and the expenses of administering and liquidating the Post Effective Date Debtors and otherwise performing the obligations of the Plan Administrator under this Plan and the Plan Administration Agreement, in the name of the Post Effective Date Debtors or the Plan Administrator, even in the event of the dissolution of one or more of the Post Effective Date Debtors;

(iii)          To protect, maintain and enforce the rights to the assets of the Post Effective Date Debtors by any method deemed appropriate, including by judicial proceedings, and to determine the terms on which any assets of the Post Effective Date Debtors should be sold, liquidated or otherwise disposed of, to collect and liquidate all assets of the Post Effective Date Debtors’ and to administer the winding-up of the affairs of the Post Effective Date Debtors, including causing the dissolution of each Post Effective Date Debtor and seeking entry of a final decree of the Bankruptcy Court closing the Chapter 11 Cases;

(iv)          To object to any Claims (disputed or otherwise), and to compromise or settle any Claims prior to or after any objection, subject to those restrictions expressly imposed by this Plan, including but not limited to section 5.1, the Plan Administration Agreement or the Confirmation Order;

(v)           To investigate, prosecute, defend, commence or continue litigation or arbitration, compromise or settle any and all Causes of Action pursuant to section 7.18 of this Plan and to assert any claims, defenses, offsets or privileges related thereto; provided, however, that notwithstanding section 502(d) of the Bankruptcy Code, no Avoidance Action shall be commenced or otherwise prosecuted unless and until the Plan Administrator first determines that the potential Avoidance Action Party is not a holder, as of or prior to the Petition Date, of a Claim that is or becomes an Allowed General Unsecured Claim (other than any Claim that may result from any Avoidance Action Recovery), Allowed Senior Subordinated Discount Note Claim, or Allowed Senior Discount Note Claim (and is not an Affiliate of such a holder who became the holder of such Claim after the Petition Date);

(vi)          Subject to the limitations contained in the Budget, to make decisions regarding the retention or engagement of professionals, employees and consultants by the Plan Administrator in consultation with the Monitoring Committee and to pay the charges incurred by the Plan Administrator, on or after the Effective Date, for fees of professionals, disbursements, expenses or related support services relating to the winding down of the Post Effective Date Debtors and implementation of this Plan;

(vii)         Subject to the limitations contained in the Budget, to pay Plan administration costs and costs of holding and liquidating any non-Cash property, including taxes, insurance, rent, wages and professionals’ fees;

(viii)        To make distributions to holders of Allowed Claims in accordance with the terms and conditions of this Plan;

(ix)           To establish and maintain the Segregated Account;

(x)            To invest Cash in (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, or (2) time deposits and certificates of deposit of any Pre-Petition Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000;

(xi)           To abandon, in any commercially reasonable manner, including abandonment or donation to a charitable organization of the Plan Administrator’s choice, any assets of the Post Effective Date Debtors if the Plan Administrator concludes that such assets are of no meaningful benefit to the Post Effective Date Debtors;

(xii)          To purchase or create and carry all insurance policies, pay all insurance premiums and costs and recover all insurance proceeds as the Plan Administrator deems necessary or advisable;

(xiii)         To report regularly to the Monitoring Committee in accordance with the Plan Administration Agreement;

(xiv)        With respect to the reconciliation of certain of the General Unsecured Claims, as set forth in section 5.1 of this Plan, to provide information in connection therewith, including affording the Committee Representative reasonable access to personnel and records of the Post Effective Date Debtors related thereto, provided that if any such request is made the Committee Representative shall be required to reimburse the Plan Administrator for (a) any and all costs and expenses required to be paid by the Post Effective Date Debtors pursuant to the Transition Services Agreement, dated as of November 10, 2003, among MMI Delaware, and its subsidiaries and MaxMed Acquisition, LLC, Medline Industries, Inc. and Argon Medical Devices, Inc. and (b) all other reasonable costs and expenses incurred in connection therewith;

(xv)         To perform any act authorized, permitted or required under any agreement, instrument or other document included in the assets of the Post Effective Date Debtors, whether in the nature of an approval, consent, demand or notice thereunder or otherwise, including to vote and give proxies to vote any securities;

(xvi)        Notwithstanding any other provision of applicable law, to determine which books and records of the Post Effective Date Debtors should be permanently or temporarily preserved and make appropriate provision for the temporary or permanent preservation of such records, and the disposal or abandonment of books and records when, in the Plan Administrator’s reasonable business judgment, abandonment or disposal is in the best interests of the Post Effective Date Debtors;

(xvii)       To pay the Committee Representative Fees upon request of the Committee Representative, within five Business Days thereof, from the Segregated Account to the extent there are funds remaining in the Segregated Account.

(xviii)      To file or cause to be filed all required U.S. and foreign federal, state and local tax filings, make any tax elections available to the Post Effective Date Debtors under applicable law, and prepare applications for rulings and other administrative determinations from U.S. and foreign federal, state and local tax authorities as may be reasonably necessary to determine the tax liabilities of the Post Effective Date Debtors; and

(xix)         To implement and/or enforce all provisions of this Plan and to take all other actions not inconsistent with the provisions of this Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering this Plan, including executing any documents, instruments, contracts and agreements necessary and appropriate to carry out the powers and duties of the Plan Administrator.

7.3           Compensation of the Plan Administrator. The Plan Administrator shall receive compensation for services to the Post Effective Date Debtors and shall be entitled to reimbursement of reasonable expenses incurred in performing its duties out of the assets of the Post Effective Date Debtors in accordance with the terms of the Plan Administration Agreement.

7.4           Resignation. Death or Removal of Plan Administrator. The Plan Administrator may be removed, with or without cause, only by a majority vote of the members of the Monitoring Committee. The removal of the Plan Administrator shall become effective on the later of (i) the date action is taken by a majority of the members of the Monitoring Committee and (ii) the appointment of a successor Plan Administrator. The Plan Administrator may resign by giving not less than sixty (60) days’ prior written notice to the Monitoring Committee. Such resignation shall become effective on the earlier of (i) the date specified in such notice and (ii) the appointment of a successor Plan Administrator. If (i) the Plan Administrator is removed, resigns or otherwise ceases to act as Plan Administrator for any reason or (ii) the Representative dies or is permanently disabled, the right of such Plan Administrator to receive further compensation shall terminate and, the Monitoring Committee, by majority vote, shall appoint a successor Plan Administrator.  If a successor Plan Administrator is not appointed within sixty (60) days following delivery of notice of removal, resignation, death or other ceasing to act as Plan Administrator, the Plan Administrator or any member of the Monitoring Committee may petition the Bankruptcy Court for the appointment of a successor Plan Administrator. No successor Plan Administrator shall have any liability or responsibility for the acts or omissions of any of its predecessors.

7.5           Monitoring Committee. On the Effective Date, the Monitoring Committee will be formed and constituted as set forth in the Plan Administration Agreement. If no Entity is willing to serve on the Monitoring Committee or there shall have been no members of the Monitoring Committee for any period, then the Plan Administrator may, during such vacancy, ignore any reference in this Plan, the Plan Administration Agreement or the Confirmation Order to a Monitoring Committee, and all references to the Monitoring Committee’s ongoing duties and rights in this Plan, the Plan Administration Agreement and the Confirmation Order will be null and void.

7.6           Governance Action. Any action under this Plan to be taken by or required of the Plan Administrator or the Committee Representative, including, as may be appropriate, the amendment of the certificates or articles of incorporation, by-laws, limited liability company certificates, or other organizational documents of the respective Post Effective Date Debtors, as applicable, shall be authorized and approved in all respects, without any requirement of further action by the officers, directors, shareholders, members or managers of any of the Debtors or the Post Effective Date Debtors.

7.7           Effectuating Documents and Further Transactions. The Debtors and, after the Effective Date, the Plan Administrator or the Committee Representative (in connection with their respective rights or obligations) shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of this Plan.

B.            The Committee Representative.

7.8           Selection. The Committee Representative shall be selected by the Committee and designated in a filing with the Bankruptcy Court prior to the Confirmation Hearing.

7.9           Duties

(i)            The Committee Representative shall sell the Transferred Shares in accordance with section 7.11(iv) of this Plan and transfer all proceeds realized from any Bovie Stock Sale involving Transferred Shares by the Committee Representative, net of all reasonable out-of-pocket costs and expenses incurred by the Committee Representative in connection with such Bovie Stock Sale, if any, to the Plan Administrator within five (5) Business Days of receipt thereof.

(ii)           The Committee Representative shall (a) be deemed to be a representative of the Debtors’ estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code and be entitled to prosecute, litigate, settle, adjust, retain, enforce, dispose of or abandon the Sellers Claim and (b) transfer any proceeds realized from the Sellers Claim to the Plan Administrator on behalf of the holders of Allowed General Unsecured Claims within five (5) Business Days of receipt thereof.

7.10         Committee Representative Agreement

(i)            The Committee Representative Agreement shall provide for, among other things, compensation, requirements and procedures relating to dispositions of the Transferred Shares, requirements regarding the Transferred Shares to be held by the Committee Representative, the resignation and termination of the Committee Representative and the process by which a successor shall be appointed.

(ii)           No successor Committee Representative shall have any liability or responsibility for the acts or omissions of any of his or her predecessors.

C.            The ACMI Settlement

Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, the following terms and conditions shall resolve the ACMI Bovie Declaratory Judgment Action and the ACMI Fraudulent Conveyance Declaratory Judgment Action:

7.11         Sale of Bovie Stock

(i)            Ownership and Obligation to Sell the Bovie Stock. On the Effective Date, ACMI or its designee (provided that the Committee, the Committee Representative, the Pre-Petition Agent and the Plan Administrator, in their sole and absolute discretion, consent) shall be deemed to have sole and complete ownership of the Bovie Stock, free and clear of all liens, interests and encumbrances of the Debtors and the holders of Claims against or Interests in the Debtors (each in its capacity as such). Until the Bovie Stock Obligation Termination, ACMI shall use all reasonable efforts to sell the Bovie Stock (other than any Transferred Shares on or after January 3, 2005) in one or more Bovie Stock Sales in an expeditious manner while maximizing the value of the Bovie Stock (including ACMI’s interest therein) under the circumstances and ACMI shall consult with the Committee Representative prior to any such Bovie Stock Sale. ACMI shall have the exclusive right to determine whether and when to effect any Bovie Stock Sales and to negotiate, document and agree to the terms and conditions of any Bovie Stock Sales (other than with respect to any Bovie Stock Sale involving the Transferred Shares by the Committee Representative on or after January 3, 2005, for which the Committee Representative shall have such exclusive right).

(ii)           Allocation of Net Sale Proceeds From any Sales of Bovie Stock by ACMI. Until the Bovie Stock Obligation Termination, upon the closing of any Bovie Stock Sale by ACMI, ACMI shall pay the Plan Administrator, on behalf of the holders of Allowed General Unsecured Claims and Allowed Secured Lender Claims, an amount equal to the Fair Market Value of the Net Sale Proceeds realized by ACMI from such Bovie Stock Sale, which amount shall be payable in Cash in accordance with section 7.11(v) below; provided that the aggregate amount of Cash payable to the Plan Administrator pursuant to this section 7.11 in respect of all Bovie Stock Sales by ACMI shall not exceed the lesser of (x) $3,375,000 minus the Transferred Shares Reduction Credits and (y) if ACMI shall cease to own any Bovie Stock as a result of Bovie Stock Sales by ACMI and/or transfer of Bovie Stock to the Committee Representative pursuant to section 7.11(iv) below, the aggregate Fair Market Value of all Net Sale Proceeds realized by ACMI from all Bovie Stock Sales effected by ACMI.

(iii)          Limitations. From and after the Bovie Stock Obligation Termination, ACMI shall have no further obligation to the Plan Administrator or the Committee Representative pursuant to this Section 7.11(ii) including without limitation (w) ACMI shall thereafter have no obligation to sell any remaining shares of Bovie Stock, (x) ACMI shall thereafter have no obligation to make any Cash payments to the Plan Administrator pursuant to section 7.11(ii) of this Plan, (y) ACMI shall thereafter have no obligation to transfer any Transferred Shares to the Committee Representative pursuant to section 7.11(iv) of this Plan and (z) ACMI shall thereafter be entitled to retain any remaining Net Sale Proceeds.

(iv)          Transferred Shares. If all Bovie Stock Sales effected by ACM1 on or prior to August 31, 2004 do not realize, in the aggregate, Net Sale Proceeds having a Fair Market Value of at least $3,375,000, and less than all of the Bovie Stock shall have been sold on or prior to such date, then on each Transfer Date (until the Bovie Stock Obligation Termination occurs), ACMI shall transfer the Transferred Shares applicable to such Transfer Date to the Committee Representative. After November 30, 2005, no additional shares of Bovie Stock shall be transferred to the Committee Representative. The Committee Representative shall not have any rights to sell, dispose of or enter into any agreement with respect to any Bovie Stock Sale involving Transferred Shares prior to January 3, 2005; provided that at all times on and after January 3, 2005, the Committee Representative shall use all reasonable efforts to sell the Transferred Shares for Cash in one or more Bovie Stock Sales in an expeditious manner while maximizing the value under the circumstances The Committee Representative may retain any and all Net Sale Proceeds it realizes from any sales by it of any Transferred Shares, subject to section 7.11(v) of this Plan, and the amount of proceeds realized from any sale or sales of Transferred Shares by the Committee Representative shall not have any effect on ACMI’s obligation under section 7.11(ii) of this Plan. Without limiting the effect of the foregoing, the Committee Representative shall have the exclusive right to determine whether and when to effect any Bovie Stock Sales involving Transferred Shares on or after January 3, 2005 and to negotiate, document and agree to the terms of any such Bovie Stock Sales. The Committee Representative shall not be permitted to sell any Transferred Shares for Non Cash Proceeds, except with the consent of the Plan Administrator. Prior to January 3, 2005, ACMI shall have the unconditional right to include some or all of the Transferred Shares in any transaction to sell any of the remaining shares of the Bovie Stock in a Bovie Stock Sale. If ACMI effects such a Bovie Stock Sale with respect to any of the Transferred Shares, (x) the Transferred Shares Reduction Credits shall be calculated without including such Transferred Shares and (y) such Bovie Stock Sale shall be considered a “Bovie Stock Sale by ACMI” and thus ACMI shall be required to make a Cash payment to the Plan Administrator to the extent provided in section 7.11(ii) of this Plan. On or after January 3, 2005, ACMI shall no longer have the right to include some or all of the Transferred Shares in any transaction to sell any of the remaining shares of the Bovie Stock in a Bovie Stock Sale.

(v)           Mechanics of Distribution of the Net Sale Proceeds. This section 7.11 (v) specifies the timing for the payments by ACMI of the Cash amounts required to be paid pursuant to section 7.11(ii) of this Plan, but does not increase the aggregate amount of Cash that ACMI is required to pay pursuant to section 7.11(ii) of this Plan (other than with respect to interest as provided below). Any Cash amount required to be paid by ACMI pursuant to section 7.11(ii) of this Plan as a result of any Bovie Stock Sale shall be paid by ACMI to the Plan Administrator, on behalf of the holders of Allowed General Unsecured Claims and Secured Lender Claims, as follows:

(x) to the extent ACMI realizes Cash from such Bovie Stock Sale, ACMI shall pay Cash to the Plan Administrator in an amount equal to the amount of such Cash within five (5) Business Days after the closing of such Bovie Stock Sale (up to the aggregate Cash amount required to be paid by ACMI pursuant to section 7.11(ii) of this Plan as a result of such Bovie Stock Sale);

(y) to the extent ACMI realizes Marketable Securities from such Bovie Stock Sale, ACMI shall pay Cash to the Plan Administrator in an amount equal to the Fair Market Value of such Marketable Securities (determined as of the closing date of such Bovie Stock Sale) no later than ten (10) Business Days after the closing date of such Bovie Stock Sale; provided that to the extent that ACMI sells or otherwise converts to Cash or disposes of any such Marketable Securities in exchange for Cash prior to such tenth day, ACMI shall pay the amount of Cash so realized within five (5) Business Days after such Cash realization transaction); and provided further that the aggregate Cash amount required to be paid by ACMI pursuant to this clause (y) as a result of any Bovie Stock Sale shall not exceed the aggregate Cash amount required to be paid by ACMI pursuant to section 7.11(ii) of this Plan as a result of such Bovie Stock Sale less the aggregate amount of any Cash already paid by ACMI pursuant to clause (x) above or (z) below as a result of such Bovie Stock Sale; and

(z) to the extent ACMI realizes Non Cash Proceeds other than Marketable Securities from such Bovie Stock Sale, ACMI shall pay Cash to the Plan Administrator in an amount equal to the Fair Market Value of such Non Cash Proceeds (determined as of the closing date of such Bovie Stock Sale) no later than forty-five (45) Business Days after the closing date of such Bovie Stock Sale; provided that to the extent that ACMI sells or otherwise converts to Cash or disposes of any such Non Cash Proceeds in exchange for Cash prior to such 45th day, ACMI shall pay the amount of Cash so realized within five (5) Business Days after such Cash realization transaction); and provided further that the aggregate Cash amount required to be paid by ACMI pursuant to this clause (z) as a result of any Bovie Stock Sale shall not exceed the aggregate Cash amount required to be paid by ACMI pursuant to section 7.11(ii) of this Plan as a result of such Bovie Stock Sale less the aggregate amount of any Cash already paid by ACMI pursuant to clause (x) or (y) above as a result of such Bovie Stock Sale.

Notwithstanding the foregoing, to the extent that the Fair Market Value of any Non Cash Proceeds shall not have been determined in accordance with the definition thereof on or prior to the date when ACMI would otherwise be required pay Cash equal to such Fair Market Value, ACMI shall be required to pay the amount that it has determined in good faith to constitute the Fair Market Value and if the actual Fair Market Value is ultimately determined to be an amount in excess of ACMI’s good faith determination, ACMI shall also be required to pay, promptly upon such ultimate determination, such excess amount plus interest on such excess amount during such period (to but excluding the date of payment) at an interest rate per annum for each day during such period equal to the Prime Rate for such day as published in the Wall Street Journal, Eastern Edition. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding. All proceeds realized from any Bovie Stock Sale involving Transferred Shares by the Committee Representative, net of all reasonable out-of-pocket costs and expenses incurred by the Committee Representative in connection with such Bovie Stock Sale, shall be distributed to the Plan Administrator, on behalf of the holders of Allowed General Unsecured Claims and Allowed Secured Lender Claims, within five (5) Business Days after receipt thereof. When any Cash payments are received by the Plan Administrator pursuant to this section 7.11, (i) a portion of such Cash equal to the Class 4 Settlement Amount Allocation, to the extent not previously transferred to the Segregated Account, will be transferred to the Segregated Account and distributed to the holders of Allowed General Unsecured Claims to the extent provided in section 4.4 of this Plan, and (ii) a portion of such Cash equal to the Secured Lender Settlement Amount Allocation, to the extent not previously distributed to the holders of Allowed Secured Lender Claims, shall be distributed to the holders of Allowed Secured Lender Claims as provided in section 4.2 of this Plan.

(vi)          Under no circumstances, and at no time, will any of the Fox Paine Released Parties, other than ACMI, be obligated in any way to contribute or pay any consideration to the Plan Administrator or the Committee Representative pursuant to this section 7.11. The Fox Paine Released Parties shall have no liability for any act or omission taken by the Plan Administrator or Committee Representative pursuant to this section 7.11.

7.12         Release by Fox Paine. As of and subject to the occurrence of the Effective Date, for good and valuable consideration reflected in the ACMI Settlement, the Fox Paine Released Parties shall be deemed to have unconditionally released and shall be permanently enjoined from pursuing, each of the Global Released Parties and the holders of Preferred Stock Interests for and from any and all Causes of Action of whatever kind and nature (including without limitation, any Avoidance Action, action for collection of any debt or receivable, counterclaims, actions described in the Sales Stipulation, actions described in the term sheet reflecting the ACMI Settlement and claims for attorneys’  fees) in any way relating or pertaining to any Debtor, any Debtor’s estate or the Chapter 11 Cases; provided, however, the foregoing shall not release or enjoin any right to enforce the terms of this Plan or any Causes of Action listed on the Retained Causes of Action Schedule.   For the avoidance of doubt, the foregoing release shall include a release by each Fox Paine Entity of any claims filed against or scheduled by the Debtors.

7.13                         Release of Fox Paine. As of and subject to the occurrence of the Effective Date, for good and valuable consideration reflected in the ACMI Settlement, each of the Global Released Parties and the holders of Preferred Stock Interests shall be deemed to have unconditionally released and shall be permanently enjoined from pursuing, each of the Fox Paine Released Parties for and from any and all Causes of Action of whatever kind and nature (including without limitation, any Avoidance Action, action for collection of any debt or receivable, counterclaims, actions described in the Sales Stipulation, actions described in the term sheet reflecting the ACMI Settlement and Claims for attorneys’  fees) in any way relating or pertaining to any Debtor, any Debtor’s estate or the Chapter 11 Cases; provided, however, the foregoing shall not release or enjoin any right to enforce the terms of this Plan or any Cause of Action listed on the Retained Causes of Action Schedule.

7.14                         Indenture Trustee Fees. The Indenture Trustee Fees shall be paid from the Segregated Account (to the extent there are funds remaining in the Segregated Account) or otherwise from the distributions intended for the holders of Allowed General Unsecured Claims as follows. The fees and expenses of (i) HSBC Bank USA (“HSBC”) as successor Indenture Trustee under the Senior Subordinated Discount Notes Indenture, including the fees and expenses of counsel and the predecessor Indenture Trustee (collectively, the “HSBC Fees”), up to the amount of $202,800.00, and (ii) Wilmington Trust Company (“Wilmington Trust”), as Indenture Trustee under the Senior Discount Notes Indenture, including the fees and expenses of counsel (the “Wilmington Fees”), up to the amount of $130,000.00, are deemed to be the reasonable and customary Indenture Trustee Fees without the necessity of filing any application with the Bankruptcy Court. Following the Confirmation Hearing, HSBC and Wilmington Trust shall forward their final invoice sheets to the Committee Representative and the Plan Administrator for payment in full, in cash on the Effective Date of up to $202,800.00 and $130,000.00, respectively. To the extent that the HSBC Fees exceed $202,800.00 or the Wilmington Fees exceed $130,000.00, the Committee Representative may review the invoices for reasonableness and customariness prior to payment thereof. In the event that the Committee Representative objects to any portion of the HSBC Fees in excess of $202,800.00, or any portion of the Wilmington Fees in excess of $130,000.00 on the basis that such portion is not reasonable and/or customary, the dispute shall be resolved by the Bankruptcy Court unless the Committee Representative and the relevant Indenture Trustee are able to resolve the objection consensually. The Indenture Trustee Fees shall not exceed (i) the amount agreed to by the Committee Representative or (ii) the amount approved by an order of the Bankruptcy Court. Notwithstanding anything to the contrary contained herein, in no event shall any Indenture Trustee be entitled to compensation for fees or reimbursement of expenses that relate to any period prior to the Petition Date or after the Effective Date.

7.15                          Declaratory Judgment Complaint. Upon the occurrence of the Effective Date, ACMI will be deemed to have dismissed the ACMI Fraudulent Conveyance Declaratory Judgment Action Complaint and the ACMI Bovie Declaratory Judgment Action with prejudice.

7.16                          Withdrawal. Upon the occurrence of the Effective Date, all pleadings and public statements before the Bankruptcy Court made by the Committee and the Debtors (or their respective advisors) prior to the Confirmation Date about any Fox Paine Released Party, as well as any responsive statement or pleading by any Fox Paine Released Party (or their respective advisors) will be deemed withdrawn.

7.17                          Worthless Stock Deduction Objection. Upon the occurrence of the Confirmation Date, the Debtors’ objection to the worthless stock deduction notice filed by certain Fox Paine Entities, Docket No. 661, shall be deemed withdrawn with prejudice.

C.                                   Other

7.18                          Retention of Causes of Action. Except as specifically provided herein, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any Causes of Action that any Debtor may have or which a Post Effective Date Debtor may choose to assert in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Cause of Action listed on the Retained Causes of Action Schedule or any Cause of Action that any Debtor had immediately prior to the Petition Date against or with respect to any Claim left unimpaired by this Plan. Except as specifically provided herein, the Post Effective Date Debtors shall have, retain, reserve, and be entitled to assert any and all such Causes of Action which the Debtors had immediately prior to the Petition Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Post

Effective Date Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by this Plan may be asserted after the Petition Date to the same extent as if the Chapter 11 Cases had not been commenced. Notwithstanding the foregoing, this section shall not be applicable to Avoidance Actions against any holder of a General Unsecured Claim as of the Petition Date that is or becomes an Allowed General Unsecured Claim (other than any Claim that may result from any Avoidance Action Recovery) solely in its capacity as such or against any holder as of or prior to the Petition Date of any Allowed Senior Subordinated Discount Note Claim or Allowed Senior Discount Note Claim (or against any Affiliate of such a holder who became the holder of such Claim after the Petition Date) because such Avoidance Actions are being waived and released by this Plan; provided, however, that notwithstanding section 502(d) of the Bankruptcy Code, no Avoidance Action shall be commenced or otherwise prosecuted unless and until the Plan Administrator first determines that the potential Avoidance Action Party is not a holder, as of or prior to the Petition Date, of a Claim that is or becomes an Allowed General Unsecured Claim (other than any Claim that may result from any Avoidance Action Recovery), Allowed Senior Subordinated Discount Note Claim, or Allowed Senior Discount Note Claim (and is not an Affiliate of such a holder who became the holder of such Claim after the Petition Date).

7.19                           Avoidance Action Reserve. The Plan Administrator shall establish and maintain the Avoidance Action Reserve. If, after the Effective Date, an Avoidance Action Party receives an Allowed General Unsecured Claim on account of an Avoidance Action Recovery, the Plan Administrator shall, from time to time (i) estimate (a) the maximum value of future distributions pursuant to Section 4.4 of this Plan to other holders of Allowed General Unsecured Claims and (b) the dollar value of the potential dilution of such future distributions to other holders of Allowed General Unsecured Claims that could result from the existence of the Allowed General

Unsecured Claim of such Avoidance Action Party and (ii) transfer from the Avoidance Action Reserve to the Segregated Account an amount of Cash equal to the dilution in such future distribution resulting from the existence of the Allowed General Unsecured Claim of such Avoidance Action Party. Notwithstanding the foregoing, if and to the extent the Plan Administrator is not reasonably able to estimate such values, the Plan Administrator will hold the Avoidance Action Recovery in the Avoidance Action Reserve. All Avoidance Action Recoveries not required to be (i) distributed to holders of Allowed General Unsecured Claims pursuant to section 4.4(ii) of this Plan, (ii) transferred to the Segregated Account or (iii) reserved pursuant to this section 7.19 of this Plan shall promptly be distributed to holders of Allowed Secured Lender Claims pursuant to section 4.2 of this Plan.

7.20                         Substantive Consolidation. On the Effective Date, the Chapter 11 Cases shall be substantively consolidated and merged into a single chapter 11 case. In connection therewith: (i) all Claims among the Debtors shall be eliminated; (ii) all assets and liabilities of the Debtors shall be treated as though they were merged (such liabilities to be satisfied in accordance with and subject to the terms of this Plan); (iii) all cross guaranties of the Debtors shall be eliminated and any obligation of any Debtor and all guaranties thereof executed by one or more of the Debtors shall be deemed to be a single obligation of the consolidated Debtors; (iv) any Claims filed or to be filed in connection with any such obligation or such guaranties shall be deemed one Claim against the consolidated Debtors; and (v) each and every Claim filed or to be filed in the individual chapter 11 case of any of the Debtors shall be deemed filed against the consolidated Debtors.

7.21                         Satisfaction of Subordination Rights, Waiver of Deficiency Claims. All Claims against the Debtors and all rights and Claims between or among claimholders relating in any manner whatsoever to Claims against the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under this Plan, and such subordination rights shall be deemed waived, released, and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or similar legal process by the Pre-Petition Secured Parties by reason of any Deficiency Claim or any claimed subordination rights or otherwise, so that each claimholder shall have and receive the benefit of the distributions in the manner set forth in this Plan.

ARTICLE VIII

DISTRIBUTIONS

8.1                                Distribution of Cash by Plan Administrator. All distributions of Cash pursuant to this Plan shall be made by the Plan Administrator or a duly appointed disbursing agent. All distributions may be made either by check or by wire transfer, at the option of the Plan Administrator; provided that all distributions to the holders of Secured Lender Claims shall be made by wire transfer to the Pre-Petition Agent on behalf of such holders. Except as otherwise provided in this Plan, all distributions shall be made on the later of the Effective Date and the Business Day which is thirty (30) days after the date upon which such Claim becomes an Allowed Claim, or as soon thereafter as practicable.

8.2                                Setoffs. Except as expressly provided herein, the Debtors, prior to the Effective Date, or the Plan Administrator on or after the Effective Date, may, but shall not be required to, setoff or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim, claims of any nature that the Debtors, or the Post Effective Date Debtors may have against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Allowed Claim against the Debtors, or the Post Effective Date Debtors shall constitute a waiver or release by the Debtors, or the Post Effective Date Debtors of any claim that the Debtors, or the Post Effective Date Debtors may possess against such holders.

8.3                                Unclaimed Property. If a distribution under this Plan remains unclaimed twelve (12) months following the date of such distribution, then the holder of the applicable Allowed Claim shall cease to be entitled to such distribution and such distribution shall be retained by the Plan Administrator for further disposition under this Plan.

8.4                                Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

8.5                                No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive, respecting such Allowed Claim, any distribution in excess of the allowed amount of such Allowed Claim.

8.6                                Disputed Payments. If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any distribution under this Plan, the Plan Administrator may (i) retain any distribution with respect to such Allowed Claim until the holder’s identity is determined by a Final Order or written agreement among the parties to such dispute, and (ii) withhold from such distribution an amount equal to the fees and costs incurred by the Post Effective Date Debtors in resolving such dispute.

8.7                                Preservation of Insurance. Nothing in this Plan shall diminish or impair the enforceability of any policies of insurance that may cover Claims against the Debtors or any other Entity.

8.8                                Withholding Taxes. In connection with this Plan and all distributions pursuant to this Plan, the Post Effective Date Debtors, and the Plan Administrator, as applicable, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder and thereunder shall be subject to any such withholding and reporting requirements.

8.9                                De Minimis Distributions. No Cash payment of less than $100.00 shall be required to be made to the holder of any Claim until the Final Distribution Date.

8 10                          No Recourse. No holder of any Claim shall have recourse to the Plan Administrator, or the Post Effective Date Debtors other than for the enforcement of rights or distributions under this Plan.

ARTICLE IX

RELEASE, INDEMNIFICATION, ABANDONMENT, AND SETTLEMENT OF CLAIMS

9.1                                 Surrender of Securities. The Debtors, the Post Effective Date Debtors or the Plan Administrator shall have the right, in their or its discretion, to require that any or all holders of Claims, or any or all holders of one or more Classes of Claims (except for holders of Secured Lender Claims, Senior Discount Note Claims and Senior Subordinated Discount Note Claims), surrender to the Debtors or the Plan Administrator, as applicable, any Claim Instrument. No distribution hereunder shall be made to or on behalf of any holder of a Claim so required to surrender a Claim Instrument unless and until such holder executes and delivers to the Debtors or the Plan Administrator such Claim Instrument, or demonstrates non-availability of such items to the satisfaction of the Debtors, the Post Effective Date Debtors or the Plan Administrator, as the case may be, and the Debtors, the Post Effective Date Debtors or the Plan Administrator may require any such holder (i) to post a lost instrument or other indemnity, and (ii) to hold the Debtors and the Plan Administrator harmless in respect of any such Claim Instrument or other item described above and any distributions made in respect thereof. The Plan Administrator may reasonably require the holder of any such Claim to hold the Debtors, the Post Effective Date Debtors and the Plan Administrator harmless up to the amount of any distribution made in respect of any such unavailable Claim Instrument. Any such holder that fails to surrender any Claim Instrument or deliver any other item described above or satisfactorily explain their non-availability to the Debtors, the Post Effective Date Debtors or the Plan Administrator.

9.2                                  Satisfaction of Claims. The treatment to be provided for any Allowed Claims pursuant to this Plan shall be in full satisfaction, settlement, and release of such Claims. Without limiting the foregoing, on the Effective Date, the Senior Discount Notes Indenture, the Senior Subordinated Discount Notes Indenture, the Senior Discount Notes and the Senior Subordinated Discount Notes shall be deemed terminated and cancelled.

9.3                                 Injunction. Except as otherwise provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Entities who have held, hold or may hold Claims against or Interests in any of the Debtors are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, their estates or the Post Effective Date Debtors or any of their property, or any direct or indirect successor in interest to, any of the foregoing Entities, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including by pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, by any judgment, award, decree or order against the Debtors, their estates or the Post Effective Date Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, their estates or the Post Effective Date Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities; (iv) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, their estates or the Post Effective Date Debtors, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities; and (v) acting or proceeding in any manner, or in any place, whatsoever that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law.

9.4                                Release by Debtors.   Without in any way limiting the releases provided for in sections 7.12 and 7.13, as of and subject to the occurrence of the Effective Date, for good and valuable consideration, including the distributions provided to holders of Administrative Claims and other Claims, the settlements reflected in the Sales Stipulation and the ACMI Settlement, and the services provided to facilitate the expeditious implementation of this Plan, each Debtor, each Post Effective Date Debtor and any Entity seeking to exercise the rights of any Debtor’s estate, including any successor to any Debtor or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, unconditionally releases and shall be permanently enjoined from pursuing each of the Fox Paine Released Parties, the Class 4 Released Parties, the Bondholder Released Parties and the Released Chapter 11 Parties for and from any and all Causes of Action of whatever kind and nature (including without limitation any Avoidance Actions, action for collection of any debt or receivable, counterclaims, actions described in the Sales Stipulation, actions described in the term sheet reflecting the ACMI

Settlement and claims for attorneys’ fees) in any way relating or pertaining to any Debtor, any Debtor’s estate or the Chapter 11 Case; provided, however, that the foregoing shall not release or enjoin: (i) any right of setoff that the Debtors or Post Effective Date Debtors may have with respect to any General Unsecured Claim up to the amount of such General Unsecured Claim of such released party, (ii) any obligations pursuant to any postpetition employment or consulting agreement, (iii) any right to enforce the terms of this Plan or (iv) any Cause of Action listed on the Retained Causes of Action Schedule.

9.5                                Release by Any Holder of a Claim or Interest.   Without in any way limiting the releases provided for in sections 7.12 and 7.13, as of and subject to the occurrence of the Effective Date, except as otherwise specifically provided for herein or in the Confirmation Order, each holder of a Claim or Interest (i) who has accepted or is deemed to accept this Plan, (ii) who may be entitled to receive consideration under this Plan (in each case regardless of whether a proof of claim was filed, and whether or not the holder of such Claim or Interest has voted on this Plan), (iii) who has a right to enforce the terms of this Plan including the treatment of Claims and Interests or (iv) who has a Cause of Action listed on the Retained Causes of Action Schedule shall be deemed to have unconditionally released and shall be permanently enjoined from pursuing each Global Released Party from any and all Causes of Action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to any Debtor, any Debtor’s estate, or the Chapter 11 Cases.

9.6                                Limitation on Liability Regarding Chapter 11 Activities. None of the Debtors, the Post Effective Date Debtors, the Plan Administrator, the Fox Paine Released Parties or the Released Chapter 11 Parties will have or incur any liability to any holder of a Claim or Interest for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, or consummation of this Plan, the Disclosure Statement, any contract, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken, arising out of this Plan or the Chapter 11 Cases, and all Causes of Action based upon or arising out of such actions or omissions will be forever waived and released, provided, however, that nothing in this section shall affect the liability (if any) of any Entity that otherwise would result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted a breach of any of its obligations under this Plan or any contract, release or other agreement or document entered into in connection herewith, provided, further that, this section shall not apply to acts or omissions judicially determined, which determination having become final, to constitute willful misconduct or gross negligence.

9.7                                Compromise, Settlement and Discharge. The allowance, classification and treatment of all Allowed Claims and the respective distributions hereunder take into account and/or conform to the relative priority and rights of the Claims in each Class, including in connection with any contractual, legal, structural or equitable subordination rights relating thereto, and any Causes of Action, whether under the Bankruptcy Code or otherwise applicable law, including any and all Avoidance Actions and Causes of Action for subordination arising under section 510(c) of the Bankruptcy Code, that may exist between or among any Debtors and any holders of such Claims or between or among any holders of such Claims and any other holders of Claims.

ARTICLE X

MODIFICATION OF THIS PLAN

10.1                        The Debtors may, with the consent of the Pre-Petition Agent, the Committee and ACMI, which consent shall not be withheld unreasonably, alter, amend, or modify this Plan under section 1127 of the Bankruptcy Code. The Debtors may make any non-material modifications to this Plan at any time prior to the Effective Date. After the Effective Date, the Plan Administrator and the Committee Representative may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, or to address such matters as may be necessary to carry out the purposes and effects of this Plan.

10.2                        Revocation of this Plan. The Debtors reserve the right to seek to revoke or withdraw this Plan prior to the Effective Date. If the Debtors revoke or withdraw this Plan, or if confirmation of this Plan does not occur, then this Plan and the Disclosure Statement shall be null and void, and nothing contained therein shall: (i) constitute a waiver or release of any Claims by or against, or liens in property of, the Debtors; or (ii) serve as an admission of fact or conclusion of law or otherwise prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors.

ARTICLE XI

CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

11.1                        Conditions to Confirmation. (i) The Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance reasonably acceptable to the Debtors, the Pre-Petition Agent, ACMI and the Committee; and (ii) each holder of any Claims in Class 2, Class 4, Class 5 and Class 6 shall have voted in favor of this Plan, be bound by this Plan by virtue of being in a Class that has accepted this Plan or be bound by this Plan by virtue of the Bankruptcy Court’s confirmation of this Plan.

11.2                          Conditions to Effective Date. Except as provided in section 11.3 below, this Plan may not be consummated unless each of the conditions set forth below has been satisfied:

(i)                                     The Confirmation Order shall have been entered and not be the subject of any judicial stay and shall be in form and substance reasonably satisfactory to the Debtors, the Pre-Petition Agent, ACMI and the Committee.

(ii)                                  The Plan Administrator shall have executed the Plan Administration Agreement, which shall be in form and substance reasonably acceptable to the Debtors, the Pre-Petition Agent and the Committee.

(iii)                               The Committee Representative shall have executed the Committee Representative Agreement.

(iv)                              The Plan Administrator shall have executed documents necessary to confirm the ownership of the Bovie Stock by ACMI pursuant to the terms of the ACMI Settlement.

(v)                                 All other actions and documents necessary to implement the provisions of this Plan shall have been effected or executed.

11.3                          Waiver of Conditions to Effective Date.

(i)                                     Waiving Party. Each of the conditions to occurrence of the Effective Date, other than the conditions set forth in section 11.2(i), may be waived in whole or part by the Debtors with the consent of the Committee and ACMI (in each case, which shall not be unreasonably withheld) and the Pre-Petition Agent without notice and a hearing.

(ii)                                  Effect of Waiver or Failure to Waive.  Any such waiver(s) shall not affect the Debtors’ benefits under the “mootness doctrine.” The failure to satisfy or waive any condition may be asserted by the Debtors, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any act, action, failure to act, or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

(iii)                               Method of Waiver. To be effective, any such waiver(s) must be in writing.

11.4                          Effect of Nonoccurrence of the Conditions to Effective Date. If any condition to the occurrence of the Effective Date has not been satisfied or duly waived in accordance with section 11.3, upon motion by any party in interest, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated, then (i) this Plan shall be null and void in all respects, and nothing contained in this Plan shall: (1) constitute a waiver or release of any Claims against, or liens on property of, the Debtors; or (2) prejudice in any manner the rights of the Debtors, and (ii) the Debtors’ exclusivity periods under section 1121(d) of the Bankruptcy Code shall be deemed to have been extended to the date twenty (20) days after the date of entry of any order vacating the Confirmation Order, subject to the rights of any party to seek to shorten the exclusivity periods after notice and hearing.

ARTICLE XII

ADMINISTRATIVE PROVISIONS

12.1                         Retention of Jurisdiction. Notwithstanding confirmation of this Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction for the following purposes:

(i)                                    Determination of the allowability of Claims against, or the administrative expenses of, the Debtors, and the validity, extent, priority, and nonavailability of consensual and nonconsensual liens and other encumbrances;

(ii)                                 Determination of any tax liability pursuant to section 505 of the Bankruptcy Code;

(iii)                              Approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection, of any executory contract or unexpired lease of the Debtors;

(iv)                             Resolution of controversies and disputes regarding the enforcement or interpretation of this Plan, the Plan Supplement, the Confirmation Order, or the Bankruptcy Court’s orders that survive confirmation of this Plan pursuant to this Plan or other applicable law;

(v)                                 Implementation of the provisions of this Plan, and entry of orders in aid of confirmation and consummation of this Plan and enforcing settlements or orders entered during the Chapter 11 Cases or as part of this Plan, including appropriate orders to protect the Post Effective Date Debtors and the Plan Administrator from actions by holders of Claims and resolution of disputes and controversies regarding property of the Post Effective Date Debtors;

(vi)                              Modification of this Plan pursuant to section 1127 of the Bankruptcy Code;

(vii)                           Commencement and adjudication of any Causes of Action that arose preconfirrnation or in connection with the implementation of this Plan, including Avoidance Actions, and other actions against third parties brought or to be brought by the Debtors, the Post Effective Date Debtors, the Plan Administrator, or other successors of the Debtors as the representative of the Debtors’ estates, or a party in interest (as a representative of the Debtors’ estates);

(viii)                         Entry of a Final Order closing the Chapter 11 Cases;

(ix)                                Resolution of disputes concerning Disputed Claims, Claims for disputed distributions and recharacterization or equitable subordination of Claims;

(x)                                  Resolution of any disputes concerning any release under this Plan of a non-Debtor or the injunction under this Plan, or in the Confirmation Order against acts, employment of process, or actions against such non-Debtor;

(xi)                                Resolution of any disputes concerning whether an Entity had sufficient notice of, among other things: (1) the Chapter 11 Cases; (2) any bar date; (3) the hearing on the approval of the Disclosure Statement; or (4) the hearing on confirmation of this Plan;

(xii)                            Issuance of injunctions, grant and implementation of other orders, or taking such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of this Plan;

(xiii)                         Resolution of controversies and disputes regarding settlement agreements, orders, injunctions, judgments, and other matters entered or approved by the Bankruptcy Court in connection with any adversary proceeding, discovery, or contested matter in the Chapter 11 Cases;

(xiv)                        Correction of any defect, cure of any omission or reconciliation of any inconsistency in this Plan, the Confirmation Order, organizational documents of the Post Effective Date Debtors or any other documents relating to this Plan, as may be necessary to carry out the purposes or intent of this Plan;

(xv)                            Adjudication of any pending adversary proceeding, or other controversy or dispute, in the Chapter 11 Cases for the Debtors, which arose pre-confirmation and over which the Bankruptcy Court had jurisdiction prior to confirmation of this Plan;

(xvi)                        Entry and implementation of such orders as may become necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated; and

(xvii)                     Determination of any other matters that may arise in connection with or related to this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan or Disclosure Statement.

12.2                        Successors and Assigns. The rights, covenants, benefits, and obligations of any Entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and assigns of such Entity.

12.3                        Severability. Should any provision in this Plan be determined to be unenforceable following the Confirmation Date, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Plan; provided that this Plan, as modified, meets the requirements of the Bankruptcy Code, including section 1127 of the Bankruptcy Code.

12.4                        Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply, or as otherwise expressly provided in this Plan, the rights and obligations arising under this Plan shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

12.5                         Committee. As of the Effective Date, the duties of the Committee shall terminate and the Committee shall cease to exist; provided however, that the Committee and each member thereof shall retain standing to appear and be heard on issues relating to the Chapter 11 Cases and the Fee Claims.

12.6                         Other Payments. Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by one or more of the Debtors pursuant to orders of the Bankruptcy Court, including but not limited to (i) the Order Authorizing Debtors, Inter Alia, To Pay Prepetition Wages, Compensation And Employee Benefits or (ii) the Final Order Authorizing The Debtors To Pay Prepetition Obligations Of Certain Critical Vendors And Service Providers Pursuant To Sections 105(a) And 363(b) Of The Bankruptcy Code, dated February 11, 2003 and March 19, 2003, respectively, Docket Nos. 28,137. To the extent such payments are not reflected in the Schedules, such Schedules are hereby amended and all applicable amounts are reduced to reflect that such payments were made. Nothing in this Plan shall preclude the Post Effective Date Debtors from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

12.7                         Application of Bankruptcy Code Section 1146(c). The issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer, under this Plan shall be entitled to the tax treatment provided by section 1146(c) of the Bankruptcy Code and each recording or other agent of any governmental office shall record any such documents of issuance, transfer, or exchange without any further direction or order from the Bankruptcy Court.

12.8                         Ratification. The Confirmation Order shall, and is hereby deemed to, ratify all transactions effected by the Debtors during the period commencing on the Petition Date and ending on the Confirmation Date except for any acts constituting willful misconduct, gross negligence, recklessness or fraud.

12.9                         Continuation of Injunctions and Stays. Unless otherwise provided, all injunctions or stays ordered in the Chapter 11 Cases, pursuant to section 105 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date shall remain in full force and effect unless or until subsequently modified or terminated.

12.10                    Undefined Terms. Any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

Dated:	Wilmington, Delaware
May 24, 2004

Respectfully submitted,

Medical Wind Down Holdings I, Inc.
(f/k/a Maxxim Medical, Inc. (a Texas Corporation))

By:	/s/ Joseph Gagliardi
Name: Joseph Gagliardi
Title: Chief Executive Officer

On behalf of Medical Wind Down Holdings II, Inc. (f/k/a Maxxim Medical Group, Inc.); Medical Wind Down Holdings III, Inc. (f/k/a Maxxim Medical, Inc. (a Delaware corporation)); Medical Wind Down Holdings IV, Inc. (f/k/a Maxxim Operations East, Inc.); Medical Wind Down Holdings V, Inc. (f/k/a Maxxim Operations West, Inc.); Fabritek La Romana Inc.; Medical Wind Down Holdings VII, Inc. (f/k/a Maxxim Investment Management, Inc.); and Medical Wind Down Holdings VIII, LLC (f/k/a Maxxim Medical, LLC)

Schedule I(1)

(Schedule Of Retained Causes Of Action)

Part A

The following Claims and Causes of Action will be retained by the Post Effective Date Debtors, except to the extent that any such Claim or Cause of Action gives rise to a Claim or Cause of Action against any Fox Paine Entity or any officer, director or control person of any Fox Paine Entity (in which case such Claim or Cause of Action (to such extent) will not be retained by the Post Effective Date Debtors); provided that it is understood that for this purpose only, each Entity specifically identified below and each of its successors and assigns is not a Fox Paine Entity or an officer, director or control person of a Fox Paine Entity. For the avoidance of doubt, none of the Claims or Causes of Action listed in Part A of this Schedule of Retained Causes of Action shall include (i) any Avoidance Actions or (ii) any Claim or Cause of Action asserting either that the Circon Sale or the LBO (each as defined in the ACMI Fraudulent Conveyance Declaratory Judgment Action) was a fraudulent transfer or that the Bovie Stock prior to the Effective Date was not property of ACMI or was property of the Debtors’ estate.

Claims and Causes of Action against Lemco Enterprises, Inc., and/or its successors and assigns, including those relating to or arising from the Contract of Sale of Real Property, dated September 3, 1998; and/or the contract with respect to sterilization services, dated September 3, 1998, as the same may have been amended or modified from time to time.

Claims and Causes of Action against Suzanne Garon, and/or her successors and assigns, including those relating to or arising from the Promissory Note, dated November 12, 1999; the Amended and Restated Promissory Note, dated November 12, 1999; and/or the Secured Promissory Note, dated April 1, 2000, as the same may have been amended or modified from time to time.

Claims and Causes of Action against Akbar Naderi, and/or his successors and assigns, including those relating to or arising from the Promissory Notes, dated August 7, 2000, as the same may have been amended or modified from time to time, and the letter agreement, dated August 13, 2001, setting forth terms and conditions regarding cessation of employment.

Claims and Causes of Action against InnerDyne, Inc., and/or its successors and assigns, including those relating to or arising from the Supply, License and Distribution Agreement, dated March 27, 2000, as the same may have been amended or modified from time to time.

(1)                                  The inclusion of a Cause of Action on this Schedule shall in no way be deemed an admission that, but for the listing of such Cause of Action, it would be covered by the release provisions of the Plan.   The Debtors expressly reserve the right to amend, modify or supplement this Schedule in accordance with Article X of the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

Claims and Causes of Action against Careguide Systems, Inc., and/or its successors and assigns, including those relating to or arising from the distribution agreement, dated September 25, 2003.

Claims and Causes of Action against MaxMed Acquisitions, Inc., Medline Industries, Inc., Argon Medical Devices, Inc., Medline Canada, Inc., Mills Canada GP, Inc. and/or their successors and assigns, including those relating to or arising from the Asset Purchase Agreement, Supply Agreement, Lease and/or Transition Services Agreement, as well as any and all agreements or transactions entered into in connection therewith or as contemplated thereby.

Claims and Causes of Action related to Sterilization Services of Virginia, Inc. including claims listed in the complaint filed against Indemnity Insurance Company of North America and ACE Indemnity Insurance Company (“ACE”) on June 12, 2002 alleging breach of contract for failure by ACE to pay an insurance claim.

Claims and Causes of Action against Arthur Andersen LLP, and/or its successors and assigns, including those relating to or arising from the Agreement with Arthur Andersen LLP, dated November 9, 2001.

Claims and Causes of Action against Oracle Corporation and Oracle Credit Corporation, and/or their successors or assigns, including those relating to or arising from any software purchase, maintenance license or agreement with the Debtors.

Claims and Causes of Action against Sobrato Interests III, Sobrato Land Holdings, and/or their successors and assigns, including those relating to or arising from the lease with respect to the Los Gatos, California facility, dated June 21, 2000; as well as the Agreement For Purchase and Sale, as the same may have been amended from time to time.

Claims and Causes of Action against Henley Healthcare, Inc., and/or its successors and assigns, including those relating to or arising from the Promissory Notes, dated October 30, 1998.

Claims and Causes of Action against Steritec, Inc., and/or its successors and assigns, including those relating to or arising from the Shareholders’ Agreement, dated September 18, 1992.

Claims and Causes of Action against Becton Dickinson and Company, and/or its successors and assigns, including those relating to or arising from any agreements indemnifying the Debtors.

Claims and Causes of Action against Johnson & Johnson Health Care Systems, Inc., and/or its successors and assigns, including those relating to or arising from any distributor agreements with the Debtors.

Claims and Causes of Action against the Florida Department of Health relating to or arising from the escrow agreements with same.

Claims and Causes of Action against the Debtors’ insurance carriers with respect to insurance provided under their respective insurance contracts.

Claims and Causes of Action against Mark Sellers, and/or his successors and assigns, relating to or arising from any agreements with Mark Sellers, which are the subject of or are related to, the adversary proceeding captioned Maxxim Medical Group. Inc., et al., v. Mark Sellers; provided that such claims and Causes of Action will be transferred to the Committee Representative pursuant to the Plan.

Part B

The following Avoidance Actions shall not be released pursuant to the Plan. For the avoidance of doubt, an Avoidance Action listed in Part B of this Schedule of Retained Causes of Action shall be released and therefore not retained to the extent that (a) the Avoidance Action is a Cause of Action based on, arising under, with respect to, or relating to in any way (i) the Senior Discount Notes or the Senior Discount Notes Indenture (or any documents, agreements, or other instruments executed in connection therewith) or (ii) the Senior Subordinated Discount Notes or the Senior Subordinated Discount Notes Indenture (or any documents, agreements, or other instruments executed in connection therewith), including, but not limited to any Causes of Action based on or relating to any transactions or transfers between the Debtors (or on behalf of the Debtors) and the holders of such Senior Discount Notes and Senior Subordinated Discount Notes (and/or their respective Indenture Trustees) that occurred prior to the Petition Date; and (b) the named defendant in such Avoidance Action is a holder of a General Unsecured Claim, Senior Subordinated Note Claim or Senior Discount Note Claim as of the Petition Date (or an Affiliate of such a holder who became the holder of such Claim after the Petition Date) that is or becomes an Allowed General Unsecured Claim (other than any Claim that may result from any Avoidance Action Recovery), an Allowed Senior Discount Note Claim, or an Allowed Subordinated Discount Note Claim; provided that notwithstanding Section 502(d) of the Bankruptcy Code, no Avoidance Action shall be commenced or otherwise prosecuted unless and until the Plan Administrator first determines that the potential Avoidance Action Party is not a holder, as of or prior to the Petition Date, of a Claim that is or becomes an Allowed General Unsecured Claim, Allowed Senior Subordinated Discount Claim, or Allowed Senior Discount Note Claim (and is not an Affiliate of such a holder who became the holder of such Claim after the Petition Date):

Avoidance Actions against American Express Company and American Express Travel Related Services Company, Inc., including their subsidiaries.

Avoidance Actions against Kimberly-Clark Corporation.

Avoidance Actions against Adenna Inc.

Avoidance Actions against MedAssets HSCA, Inc and MedAssets, Inc.